   As filed with the Securities and Exchange Commission on September 30, 1998
                       Registration File No. 333-65101

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 1 TO

                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        FLORIDA BUSINESS BANCGROUP, INC.
                 (Name of small business issuer in its charter)


           Florida                           6711                               59-3517595
------------------------------   ----------------------------     ------------------------------------
 (State or jurisdiction of       (Primary Standard Industrial     (I.R.S. Employer Identification No.)
incorporation or organization)    Classification Code Number)


         AUSTIN CENTER WEST, TOWER II, 1408 NORTH WESTSHORE BOULEVARD,
                        SUITE 502, TAMPA, FLORIDA 33607
    (Address, including zip code, and telephone number, including area code, of Registrant principal executive offices)

                               A. BRONSON THAYER
                       CHAIRMAN, CHIEF EXECUTIVE OFFICER
    Austin Center West, Tower II, 1408 North Westshore Boulevard, Suite 502
                              Tampa, Florida 33607
                                 (813) 281-0009

                            ------------------------

                              Copies Requested to:

                          EDWARD W. DOUGHERTY, ESQUIRE
                          OR A. GEORGE IGLER, ESQUIRE
                            IGLER & DOUGHERTY, P.A.
                             1501 PARK AVENUE EAST
                           TALLAHASSEE, FLORIDA 32301
                                 (850) 878-2411
                           (850) 878-1230 (FACSIMILE)

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an Offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
    Title of
 Each Class of                                        Proposed              Proposed
Securities to be                   Amount (1)     Maximum Offering      Maximum Aggregate     Amount of Registration
   Registered                  to be Registered    Price Per Share      Offering Price (2)             Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock $.01 par value..      3,000,000           $10.00              $30,000,000              $8,850
Warrants.....................      1,500,000           $ 0.00              $         0              $    0
Units........................      1,500,000           $ 0.00              $         0              $    0
--------------------------------------------------------------------------------------------------------------------

(1) Common Stock is to be issued along with a warrant to purchase one share of Common Stock. Together each share and warrant is referred to as a unit.

(2) Estimated solely for the purpose of calculating the registration fee on the basis of the proposed maximum offering price per unit.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

     1,500,000 UNITS, EACH CONSISTING OF ONE SHARE OF COMMON STOCK AND ONE
             WARRANT FOR THE PURCHASE OF ONE SHARE OF COMMON STOCK

               Minimum: 700,000 Units -- Maximum: 1,500,000 Units


                        FLORIDA BUSINESS BANCGROUP, INC.
                        A Proposed Bank Holding Company
                                      for
[LOGO]                          BAY CITIES BANK
                                 TAMPA, FLORIDA
                        A Proposed State-Chartered Bank



     FLORIDA BUSINESS BANCGROUP, INC., a Florida corporation ("Company"), hereby offers for sale a minimum of 700,000 Units and a maximum of 1,500,000 Units at a price of $10.00 per unit (the "Offering") for a 90-day period following the effective date of the Registration Statement filed under the Securities Act of 1933. The Company in its sole discretion may extend the duration of the Offering for a period not to exceed an additional 90 days. In no event may the Offering be extended beyond _____, 1999. Each Unit consists of one share of Common Stock, par value $0.01, of the Company ("Common Stock") and one warrant ("Warrant") to purchase one additional share of Common Stock at $10.00 per share. The minimum number of Units that may be purchased is 2,000. Warrants may be exercised immediately after issuance and will expire 36 months from the Effective Date unless redeemed sooner by the Company. See "TERMS OF THE OFFERING - Warrants." Warrants may be transferred by a holder, however, only in conjunction with the simultaneous transfer of an equal number of shares. The Organizers intend to purchase, in the aggregate, at least 305,000 Units or 43.57% of the total minimum Unit Offering. See "TERMS OF THE OFFERING - Purchases by Organizers of the Company."


     Actual sales of Units to the public are expected to be made beginning on or about ________, 1998 and end on or about _________, 1998. The Units of the Company are offered on a best-efforts basis by certain directors and executive officers of the Company, who will receive no commissions for such sales. All subscription funds tendered during the Offering Period will be deposited in an interest-bearing escrow account with the Independent Banker's Bank of Florida ("Escrow Agent"). The Offering will be terminated and all subscription funds, together with any interest earned thereon, will be promptly returned if all required conditional regulatory approvals have not been obtained or the minimum number of Units have not been subscribed to by the end of the offering period. ________, 1999 is the latest date on which the subscription funds might be held in escrow prior to their return in the event the minimum is not reached or the Company has not satisfied the conditional regulatory approvals. The Company may accept or reject subscriptions obtained in the Offering accepted or rejected in whole or in part by the Company for any reason. Once a subscription is accepted by the Company, however, it cannot be withdrawn. See "TERMS OF THE OFFERING."

     THE COMPANY RESERVES THE ABSOLUTE RIGHT TO CANCEL ALL SUBSCRIPTIONS AND RETURN ALL SUBSCRIPTION FUNDS, TOGETHER WITH ANY INCOME REALIZED FROM THE INVESTMENT OF SUCH FUNDS, FOR ANY REASON WHATSOEVER, AT ANY TIME PRIOR TO THE TIME THAT THE COMPANY WITHDRAWS SUBSCRIPTION FUNDS FROM THE SUBSCRIPTION ESCROW ACCOUNT. SEE "TERMS OF THE OFFERING."

     ONCE SUBSCRIPTION FUNDS HAVE BEEN RELEASED BY THE ESCROW AGENT AND SHARES OF THE COMPANY'S COMMON STOCK ARE ISSUED, IN THE EVENT THE OFFERING IS TERMINATED BECAUSE OF THE COMPANY'S FAILURE TO SATISFY THE CONDITIONAL REGULATORY APPROVALS, SUBSCRIBERS WILL NOT RECEIVE A FULL REFUND OF THEIR SUBSCRIPTION PAYMENT. SEE "TERMS OF THE OFFERING - FAILURE OF BANK TO COMMENCE OPERATIONS."

     The Company is a "development stage company" with no prior operating history. see "RISK FACTORS - Start-up Enterprise - Lack of Operating History." Prior to this Offering, there has been no public market for the Common Stock and it is not anticipated that there will be an active trading market for the Shares. There can be no assurance that an active trading market for such stock will develop since the Company presently does not intend to seek to list the Common Stock on a national securities exchange or to qualify such Common Stock for quotation on the National Association of Securities Dealers Automated Quotation System ("NASDAQ").

INVESTMENT IN THE COMPANY INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF THOSE RISKS THAT MANAGEMENT BELIEVES PRESENT THE SUBSTANTIAL RISKS TO AN INVESTOR IN THIS OFFERING.

THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.












====================================================================================
                                       PRICE          UNDERWRITING
                                        TO           DISCOUNTS AND       PROCEEDS TO
                                     PUBLIC(1)       COMMISSIONS(2)      THE COMPANY
------------------------------------------------------------------------------------
Per unit..........................          $10            $0            $        10
Minimum(3)........................   $7,000,000            $0            $ 7,000,000
Maximum(3)........................  $15,000,000            $0            $15,000,000
If all warrants are exercised.....  $30,000,000            $0            $30,000,000
====================================================================================

               The Date of this Prospectus is December ___, 1998.

(Continuation of front cover)

-----------------------------

(1) The Offering price was arbitrarily determined by the Board of Directors of the Company and does not bear any relationship to the Company's assets, book value, net worth or any other recognized criteria of value.

(2) Before deducting Offering expenses, estimated to be approximately $30,000 including registration fees, legal and accounting fees, printing and other expenses. See "USE OF PROCEEDS" for an itemized statement of expenses.

(3) These securities are offered on a best-efforts, 700,000 Unit minimum basis. If payment in cash for 700,000 Units is not received prior to the end of the Offering Period, the Offering will terminate and all subscription funds, together with any interest earned thereon, will be promptly returned to subscribers. All purchases of Units by the Company's Organizers will be subject to affiliate resale limitations under the 33 Act and organizer's purchases as described herein will be made on the same terms, including Warrant provisions, as those made by other investors. The Organizers of the Company have represented to the Company that all purchases of Common Stock will be made for investment purposes only and not with a view toward resale. The maximum number of Shares that will be sold in the Offering will be 1,500,000 shares. In the event the maximum number of Shares are sold, followed by the exercise of all of the Warrants to be issued, then the maximum number of Shares which will be outstanding is 3,000,000. There can, however, be no assurance given that any of the Warrants will be exercised. See "RISK FACTORS," "TERMS OF THE OFFERING," and "ORGANIZERS AND PRINCIPAL SHAREHOLDERS."
















                   A MAP OF THE STATE OF FLORIDA IN THE SHAPE
                   OF THE STATE WITH A SMALL RECTANGULAR MAP
                   OF THE WESTSHORE AREA OF HILLSBOROUGH
                   COUNTY.

                             AVAILABLE INFORMATION

     Prior to the Offering, the Company has not been required to file reports under the Securities Exchange Act of 1934 ("Exchange Act").

     The Company has filed electronically with the SEC through its Electronic Data Gathering Analysis and Retrieval ("EDGAR") system, a Registration Statement on Form SB-2, as amended, (together will all exhibits and schedules thereto, the "Registration Statement") under the Securities Act of 1933, as amended with respect to the registration of the Units and shares offered by this Prospectus. This Prospectus does not contain all of the information set forth in such Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Units and Shares offered by this Prospectus and related matters, reference is made to the Registration Statement, including the exhibits filed as a part thereof.


     The Registration Statement filed electronically with EDGAR by the Company can be inspected and copied at the public reference facilities maintained by the Commission at its Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a web site that contains registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Company's complete Registration Statement is available for review on this Web Site. The address of the Web Site is http://www.sec.gov. Copies of exhibits may also be obtained by written request addressed to: Timothy A. McGuire, President, Bay Cities Bank (In Organization), Austin Center West, Tower II, 1408 North Westshore Boulevard, Suite 502, Tampa, Florida 33607.



                          REPORTS TO SECURITY HOLDERS

     The Company intends to furnish annual reports to its shareholders which will contain audited financial statements. In addition, the Company will be required, under section 15(d) of the Exchange Act, to file annual and quarterly reports with the Commission for a limited period of time. Copies of such reports will be available to the Company's shareholders.

                               PROSPECTUS SUMMARY

     The following is a summary of certain information contained in this Prospectus and is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Prospective investors are urged to read the entire Prospectus carefully.


                                  RISK FACTORS

     The securities offered hereby may be deemed to be speculative and involve certain risks such as:



- Start-up Enterprise                                  - Intended Purchases by Organizers
- Dependency on Key Management                         - Anti-takeover Provision in Company's
- Financial Position of the Company and Expected         Articles of Incorporation
  Lack of Initial Profitability                        - No Established Market for Shares
- Highly Competitive Banking Market                    - Arbitrary Determination of Offering Price
  Unpredictable Economic Conditions                    - Absence of Preemptive Rights
- Extensive Governmental Regulation                    - Future Capital Needs of the Bank
- No Plans to Pay Dividends in the                     - No Underwriting of this Offering
- Foreseeable Future                                   - Possible Dilution Resulting from Shares
  Possible Return of Less Than the Subscription          Issued Under Warrant Plan and Directors'
- Amount                                                 and Incentive Option Plans and Option
                                                         Plans


     For these and other reasons, the purchase of the Units is highly speculative and involves significant investment risks. A prospective investor should carefully consider the matters set forth under "RISK FACTORS" and should be prepared to lose his or her entire investment.


                                  THE COMPANY


     Florida Business BancGroup, Inc. was organized under the laws of the State of Florida on May 18, 1998, for the purpose of operating as a bank holding company pursuant to the Federal Bank Holding Company Act of 1956, as amended ("BHC Act"). The following persons organized the Company and are referred to as the Organizers: John C. Bierley, Monroe E. Berkman, Troy A. Brown, Jr., Frank G. Cisneros, Lawrence H. Dimmitt, III, Timothy A. McGuire, Eric M. Newman, Chris A. Peifer, and A. Bronson Thayer. In order to fund the organizational and pre-opening expenses of the proposed bank (estimated to be approximately $400,000), the Organizers have advanced $390,000 to the Company in exchange for the issuance of preferred stock by the Company of $390,000 in preferred stock which is redeemable within one year after the release of subscription funds by the Escrow Agent. The preferred stock pays a dividend at the sole discretion of the Company and the Company intends to pay a dividend of 2% of the purchase price within 30 days of the closing of the offering. Through September 30, 1998, the Company has expended $72,471 for organizational expenses. See "TERMS OF THE OFFERING - Purchases by Organizers of the Company." The Company intends to use the net proceeds of this Offering to purchase 100% of the common stock to be issued by Bay Cities Bank ("Bank"), to repay organizational expenses and for other general corporate purposes. Neither the Company nor the Bank has commenced business operations, and neither will do so until the Offering Period is completed and the requisite approvals of the Florida Department of Banking and Finance ("Department"), the Federal Deposit Insurance Corporation ("FDIC") and the Board of Governors of the Federal Reserve System ("Federal Reserve") are obtained. The main office of the Company and the Bank will be located in Tampa, Hillsborough County, Florida. The Company's mailing address during the organizational period is Austin Center West, Tower II, 1408 North Westshore Boulevard, Suite 502, Tampa, Florida 33607 and the Company's telephone number is
(813) 281-0009. See "THE COMPANY."


                                    THE BANK

     It is anticipated that the Bank will commence business operations sometime during the first quarter of 1999, or as soon thereafter as practicable. The Bank will engage in a general commercial and retail banking business with primary emphasis upon high quality service to meet the financial needs of the individuals and businesses residing and located in and around Tampa, Florida. As part of its regular business operations, the Bank will offer a full complement of loans, including commercial, consumer/installment and real estate loans. The Organizers expect that commercial loans will account for approximately one-half of the Bank's estimated total loan portfolio. Commercial loans are loans made to individual, partnership or corporate borrowers for a variety of business purposes. Commercial loans have a higher risk of loss than consumer or real estate loans. To the extent that borrowers fail to repay their loans, such failure may have a material adverse effect on the Bank's and the Company's earnings and overall financial condition, as well as, the value of the Common Stock. See "BUSINESS OF THE BANK."

     It is intended that the Bank will operate at Austin Center West, Tower II, 1408 North Westshore Boulevard, Suite 502, Tampa, Florida 33607, for at least the first 8 months of operation, and that the Bank's permanent facility will be available for occupancy by October 1, 1999. The Company has entered into lease agreements with NovaCare, Inc. for the temporary facility and Crescent Resources, for the permanent facility. The permanent facility is to be located in a commercial office building to be known as International Plaza. See "BUSINESS OF THE COMPANY - Premises" and "BUSINESS OF THE BANK - General."

                      TERMS AND CONDITIONS OF THE OFFERING




Units Offered ..........................  Up to 1,500,000 Shares of Common
                                          Stock ("Shares") are being offered to
                                          the public in Units consisting of one
                                          share of Common Stock and one
                                          Warrant. A minimum of 700,000 Units
                                          are required to be sold in this
                                          Offering. See "TERMS OF THE OFFERING."

Warrants ...............................  The Board has adopted a Warrant Plan which permits the Company to issue up
                                          to 1,500,000 Warrants in connection
                                          with the Offering.  Each Warrant will
                                          entitle the holder thereof to
                                          purchase one share of additional
                                          Common Stock for $10.00 per share
                                          during the 36-month period following
                                          the Effective Date of Registration of
                                          the Shares.  Warrants will expire 36
                                          months from the Effective Date of
                                          Registration, unless redeemed sooner
                                          by the Company.  The Warrants are
                                          transferrable only in connection with
                                          the transfer of a like number of
                                          Shares.  See "TERMS OF THE OFFERING -
                                          Warrants."
Common Stock Outstanding After the
Offering (exclusive of any shares issued
pursuant to the exercise of warrants and
options) ...............................  Minimum - 700,000 Shares
                                          Maximum - 1,500,000 Shares

Price ..................................  $10.00 per Unit.

Use of Proceeds ........................  Proceeds of the Offering will be used to purchase 100% of the issued and
                                          outstanding capital stock of the
                                          Bank; to provide working capital for
                                          the Bank to commence its business
                                          operations (including officers' and
                                          employees' salaries); to pay expenses
                                          in connection with the formation of
                                          the Company, the organization of the
                                          Bank, and this Offering; and for
                                          other corporate purposes of the
                                          Company.  Proceeds not used to
                                          purchase Bank stock will be retained
                                          by the Company and will be used to
                                          fund future capital requirements of
                                          the Bank, as well as for other
                                          permissible investments for bank
                                          holding companies, including the
                                          possible acquisition of other
                                          financial institutions.  See "USE OF
                                          PROCEEDS."

Conditions of the Offering .............  The Offering will expire 90 days from the Effective Date of Registration
                                          unless extended for up to an
                                          additional 90 days by the Company.
                                          Funds received by the Company during
                                          the Offering Period will be deposited
                                          with the Escrow Agent. Funds so

                              deposited may be released to the Company only in accordance with the terms of the Escrow Agreement between the Company and the Escrow Agent.
                              The Offering will be terminated by the Company at the end of the Offering
                              Period if subscriptions for 700,000 Units have not been received and deposited with the Escrow Agent or if all conditional regulatory approvals have not been received by the Company and the Bank, or the Company has canceled the Offering prior to withdrawing funds from the
                              Subscription Account.

Stock Options . . . . . . . . The Company intends to grant each of the proposed Organizing directors options to purchase 7,694 shares of common stock under a non-qualified Directors Stock Option Plan. The Company intends to grant
                              Timothy A. McGuire, the President of the Company and President and Chief
                              Executive Officer of the Bank, incentive stock options to purchase a minimum of 34,444 shares of common stock pursuant to an Employee Stock
                              Option Plan. These stock options, which the Company intends to grant at no cost to the directors or employees, bear a minimum exercise price of $10.00 per share, and are subject to shareholder approval following the Bank's commencement of business. See "ORGANIZERS AND PRINCIPAL SHAREHOLDERS."




                                  RISK FACTORS



     PROSPECTIVE INVESTORS IN THE COMMON STOCK SHOULD GIVE CAREFUL ATTENTION TO THE FOLLOWING STATEMENTS RESPECTING MATERIAL RISKS APPLICABLE TO THE OFFERING, WHICH RISKS INCLUDE BUT ARE NOT LIMITED TO THOSE NOTED BELOW. OTHER FACTORS OF IMPORTANCE ARE SET OUT ELSEWHERE IN THIS PROSPECTUS.


START-UP ENTERPRISE - LACK OF OPERATING HISTORY

     Neither the Company nor the Bank has commenced business operations. Both are newly organized entities with no operating history. The business of the Company and the Bank is therefore subject to the risks associated with new businesses. In addition, because the Bank has not commenced operations, investors will not have the information normally associated with investments in a financial institution with a history of operations. The Company's profitability will depend primarily on the operations of the Bank. Therefore, without any operating history there can be no assurance the Company will ever be profitable.

DEPENDENCY ON KEY MANAGEMENT


     Regulatory approval to establish and operate a state-chartered bank is, among other things, dependent upon the Department's approval of such bank's proposed chief executive officer. Generally, the chief executive officer of a start-up financial institution is deemed to be vital to the potential success of the new institution. The Bank's application for a charter filed with the Department proposed Timothy A. McGuire as the Bank's Chief Executive Officer. In the event of death, disability, resignation or other event causing the unavailability of Mr. McGuire, final regulatory approval to commence banking operations would be delayed until such time as a suitable replacement is approved by the Department. The Company has obtained "Key Man" life insurance on the life of Mr. Timothy A. McGuire in the amount of$250,000. See "MANAGEMENT."


FAILURE TO RECEIVE REGULATORY APPROVALS/COMMENCE OPERATIONS; POSSIBLE PARTIAL LOSS OF SUBSCRIPTION FUNDS


     The Company must obtain final approval from both the Department and the FDIC before it can open the Bank for business, but the Company expects to issue Common Stock and expand a portion of the proceeds of this Offering before it has obtained all final regulatory approvals. The Company has filed an application with the FDIC and the Florida Department of Banking and Finance and will file an application with the Federal Reserve. If these applications are approved, approvals will contain certain conditions for opening the Bank. In the event that all final approvals to commence banking operations are not granted, or if for any reason the Bank does not commence operations within twelve months after receipt of conditional approval by the Department, the Company will solicit shareholder approval for its dissolution or liquidation. In a liquidation or dissolution, the Organizers who purchased preferred stock will receive a distribution preference and will be repaid their purchase price prior to any distribution to purchasers of common stock. It is, therefore, likely that subscribers will receive only a portion of their initial investment in the event that the Bank is unable to commence operations. See "TERMS OF THE OFFERING - Failure of Bank to Commence Operations."


FINANCIAL POSITION OF THE COMPANY AND EXPECTED LACK OF INITIAL PROFITABILITY

     The initial activity of the Company will be to act as the sole shareholder of the Bank. Thus, the profitability of the Company will be dependent upon the successful operation of the Bank. Typically, new banks are not profitable in the first year of operation and sometimes are not profitable for several years. The Bank will incur significant expenses in establishing itself as a going concern and there can be no assurance that the Bank will be operated profitably or that future earnings, if any, will meet the levels of earnings prevailing in the banking industry. Although there can be no assurance of success, the Organizers believe the Bank will be able to successfully implement its business plan as a result of the selection of a favorable market area and the experience and personal contacts of its Board of Directors and management.

HIGHLY COMPETITIVE BANKING MARKET

     The Bank will engage in a general commercial and retail banking business in Tampa, Hillsborough County, Florida. Competition among financial institutions in the Bank's primary market area is intense. The Bank will compete with other state banks, consumer finance companies, money market mutual funds, and other financial institutions which have far greater financial resources than those available to the Bank. Additionally, the Bank will compete with banks, savings institutions and credit unions located in nearby markets which solicit business from the Bank's Primary Service Area. If the Bank is unable to compete for deposits effectively in its primary service area, such inability would likely have an adverse effect on the Bank's potential for growth and profitability. See "BUSINESS OF THE BANK - Market Area and Competition."

UNPREDICTABLE ECONOMIC CONDITIONS

     Commercial banks and other financial institutions are affected by economic and political conditions, both domestic and international, and by governmental monetary policies. Conditions such as inflation, recession, unemployment, high interest rates, short money supply, international disorders and other factors beyond the control of the Company and the Bank may adversely affect their profitability. See "BUSINESS OF THE BANK - Monetary Policies."

EXTENSIVE GOVERNMENTAL REGULATION

     The Company and the Bank will operate in a highly regulated environment and will be subject to supervision by several governmental regulatory agencies, including the Federal Reserve, the Department, the FDIC and the Commission. The regulations governing the Company and the Bank are intended to protect depositors, not shareholders. The Company and the Bank will be vulnerable to future legislation and government policy, including bank deregulation and interstate expansion, which could adversely affect the banking industry as a whole, including the operations of the Company and the Bank. See "SUPERVISION AND REGULATION."

NO PLANS TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE

     It is not anticipated that the Company will distribute any dividends to shareholders in the foreseeable future. Earnings of the Bank, if any, are expected to be retained by the Bank to enhance its capital structure or distributed to the Company to defray its operating costs. Dividend by state banks are restricted by statute and regulation. See "DIVIDEND POLICY."

INTENDED PURCHASES AND POSSIBLE CONTROL OF THE COMPANY BY ORGANIZERS


     The Organizers intend to purchase 305,000 Units in the Offering. These purchases will represent 43.57% of the minimum of 700,000 Units required in order to release subscription proceeds from the Subscription Escrow Account. The exercise of Warrants or Options by the Organizers may result in Organizers increasing their percentage of ownership thereby diluting non-organizers' percentage of ownership. Assuming the sale of 700,000 Units, all of which contain one Warrant, should the Organizers exercise all of their warrants and options and other shareholders not exercise their warrants, the organizers would own 64.12% of the outstanding common stock of the Company. See "ORGANIZERS AND PRINCIPAL SHAREHOLDERS." The Organizers may purchase all of the Units sold in the Offering. The ownership of more than 25% of the Company's Shares will virtually assure control of the election of directors of the Company in future years. The Organizers have represented to the Company that all purchases of Common Stock will be made for investment purposes only and not with a view toward resale. See "TERMS OF THE OFFERING - Purchases by Organizers of the Company" and "ORGANIZERS AND PRINCIPAL SHAREHOLDERS."


POSSIBLE CREDITORS CLAIMS AGAINST THE COMPANY

     Once the Company issues the shares of Common Stock offered hereby, the Offering proceeds may be considered part of general corporate funds and thus may be subject to the claims of creditors of the Company, including claims against the Company that may arise out of actions of the Company's officers, directors, or employees. It is possible, therefore, that one or more creditors may seek to attach the proceeds of the Offering prior to the Bank's commencement of banking operations. If such an attachment occurs and it becomes necessary to refund the subscription proceeds to shareholders because of the failure to obtain the required regulatory approvals, the refund process might be delayed and will be reduced by the amount of the attachment.

ANTI-TAKEOVER PROVISIONS

     The Company's Articles of Incorporation ("Articles") contain provisions requiring supermajority shareholder approval to effect certain extraordinary corporate transactions which are not approved by the Board of Directors. The effect of these provisions is to make it more difficult to effect a merger, sale of control or similar transaction involving the Company even though a majority of the Company's shareholders may vote in favor of such a transaction. In addition, the Company's Articles provide for classes of Directors, whereby one-third of the members of the Board of Directors shall be elected each year and each director of the Company will serve for a term of three years. The effect of these provisions is to make it more difficult to effect a change in control of the Company through the acquisition of a large block of the Company's Common Stock. See "DESCRIPTION OF COMMON STOCK" and "Appendix A."

EFFECT OF PREFERRED STOCK


     The Company's Articles of Incorporation, as amended, permit the Company to issue preferred stock with such terms and rights as the Board of Directors may determine in its discretion, including dividend, redemption payments, and liquidation payments in preference to dividends or payments to common stockholders. Such dividends or payments could reduce the book value or market value of common shares. The Board has established a Series A preferred stock and the Company has issued 3,900 shares of Series A preferred stock to the Organizers at $100 per share to obtain capital to pay for pre-opening and organizing expense. Series A preferred stock is redeemable at the option of the Company, pays a dividend at the discretion of the Board of Directors, and has a distribution preference in the event of liquidation of the Company. Although the Company intends to issue a one-time dividend equal to 2% of the purchase price, there can be no assurance that the Company will not issue further dividends to series A preferred shareholders or that the Company will not designate and issue other series of preferred stock with dividend, redemption or preferred distribution rights. See "TERMS OF THE OFFERING Purchase by Organizers of the Company" and "Articles of Incorporation Summary Preferred Stock."


NO ESTABLISHED MARKET FOR SHARES

     Presently there is no established market for the Common Stock. There can be no assurance that an established public market will develop for such securities upon completion of this Offering or that substantial trading activity in the Shares will occur for several years, if at all. Moreover, in the event that the Organizers subscribe for additional Units in this Offering, an established public market of the Common Stock will be less likely to develop. As a result, investors who may need or wish to dispose of all or a part of their investment in the Common Stock may not be able to do so except by private, direct negotiations with third parties. The Company does not presently intend to seek to list the Common Stock on a national securities exchange or to qualify such Common Stock for quotation on NASDAQ. At such time as the Company's stock qualifies for listing on NASDAQ, the Company may seek to list the Shares for quotation.

ARBITRARY DETERMINATION OF OFFERING PRICE


     The Offering price was arbitrarily determined by the Board of Directors of the Company, and does not bear any relationship to the Company's assets, book value, net worth or any other recognized criteria of value. In determining the Offering price of the Shares, the Department's capital requirements for the Bank and general market conditions for the sale of such securities were considered.


ABSENCE OF SHAREHOLDER PREEMPTIVE RIGHTS

     No holder of the Common Stock of the Company will have preemptive rights with respect to the issuance of shares of any class of stock. The total number of shares of Common Stock which the Company shall have the authority to issue is 10,000,000 shares of Common Stock. Each share of Common Stock is entitled to one vote per share in all matters requiring a vote of shareholders. The Board of Directors of the Company could from time to time determine to issue additional shares of the authorized Common Stock in addition to the shares offered hereby, and in such event the ownership interest of the subscribers in this Offering may be diluted.

FUTURE CAPITAL NEEDS OF THE BANK

     The Board of Directors of the Company may determine from time to time to obtain additional capital through the issuance of additional shares of the authorized Common Stock of the Company. There can be no assurance that such shares will be issued at prices or on terms equal to the Offering price and terms of this Offering.

NO UNDERWRITER OF THIS OFFERING


     This Offering is being made without the services of an underwriter. Sales of the Company's Units will be solicited only by certain executive officers and directors of the Company. Accordingly, there can be no assurance that the minimum number of Units required to be sold will be sold at the expiration of the Offering period. Although the Company has no plans to engage an underwriter to sell Units, the Company may engage an underwriter in the event that the Offering Conditions have not been satisfied by February, 1999. Such an engagement would substantially increase offering expenses. See "TERMS OF THE OFFERING -- Other Terms."



POSSIBLE DILUTION RESULTING FROM WARRANTS AND OPTIONS

     Up to 1,500,000 Shares may be issued pursuant to the exercise of Warrants issued in the Offering, assuming the sale of all 1,500,000 Units. Additionally, up to 57,496 Shares may be issued pursuant to the Directors' Stock Option Plan ("Directors' Plan") and the Key Employee Stock Option Plan ("Incentive Plan"). In the event all Warrants and Options are exercised, the Company will have 3,057,496 Shares outstanding. Warrants issued in this Offering are transferable only if transferred simultaneously in conjunction with an equal number of Shares. Shareholders who do not exercise, or are not able to exercise Warrants received in this Offering, may suffer a dilution of their investment in terms of book value if other Warrant or Option holders exercise their Warrants or Options and the book value of the Shares is greater than $10.00 at the time of such exercise. In addition, an individual shareholder's percentage of ownership may be reduced if such shareholder fails to exercise his or her Warrants and other shareholders exercise their Warrants or Options. See Organizers and Principal Shareholders.


MINIMUM AND MAXIMUM LENDING LIMITS


     Florida Law allows a state bank to extend credit to any one borrower in an amount up to 25% of its capital accounts, provided that the unsecured portion of any such loan may not exceed 15% of the capital accounts of the bank. Based upon the proposed investment of $6,000,000 in capital stock of the Bank, the maximum loan the Bank will be permitted to make is $1,500,000, provided that the unsecured portion may not exceed $900,000. Assuming that the maximum proceeds of the Offering including the exercise of all warrants were invested in the Bank, the maximum loan the Bank would be permitted to make would be approximately $7,500,000 provided that the unsecured portion could not exceed $4,500,000.


YEAR 2000


     Like many financial institutions, the Bank will rely upon computers for the daily conduct of its business and for information systems processing. There is concern among industry experts that on January 1, 2000, computers will be unable to "read" the new year and there may be widespread computer malfunctions. While the Company believe that it has available resources, and has adopted a plan, to address Year 2000 compliance, the plan is largely dependent on third party vendors. Vendors have informed the Company that their software is Year 2000 compliant or, if not, that they have adopted plans to ensure compliance. Internal systems and software will be adequately programmed to address the Year 2000 issue. These systems will be tested to confirm that they will be Year 2000 compliant. Nevertheless, there is a risk that some hardware or software may not be Year 2000 compliant, and the Company cannot, therefore, predict with any certainty costs which might be incurred to respond to any Year 2000 issues.



     Further, the business of many of the Bank's customers may be negatively affected by the Year 2000 issue, and any financial difficulties incurred by the Bank's customers in solving Year 2000 issues could negatively affect these customers' ability to repay any loans which the Bank may have extended. Therefore, even if the Bank does not incur significant direct costs in connection with responding to the Year 2000 issue, there is a risk that the failure or delay of customers or other third parties in addressing the Year 2000 issue or the costs involved in such process could have a material adverse effect on the Bank's business, financial condition, or results of operations.



                                  THE COMPANY

     Florida Business BancGroup, Inc. was incorporated under the laws of the State of Florida on May 18, 1998 to operate as a bank holding company pursuant to the BHC Act, and to purchase 100% of the issued and outstanding capital stock of Bay Cities Bank, a state-chartered commercial bank to be organized under the laws of Florida. Bay Cities Bank will conduct a general banking business in Tampa, Florida. The Organizers filed an Application for

Authority to Organize with the Department on September 8, 1998. The Company also filed its application for federal deposit insurance with the FDIC on September ___, 1998, and is awaiting FDIC conditional approval. The Company expects to file an application to become a one-bank holding company with the Federal Reserve Bank of Atlanta in the next 60 days.

     The Bank expects to commence operations sometime in the fourth quarter of 1998, or at the earliest practicable time thereafter. See "BUSINESS OF THE BANK." The Organizers of the Company are nine individuals, eight of whom reside in Hillsborough County, Florida and one of which reside in Pinellas County, Florida. See "ORGANIZERS AND PRINCIPAL SHAREHOLDERS." All of the Organizers of the Company will serve on both the initial Board of Directors of the Company and the initial Board of Directors of the Bank. See "MANAGEMENT."


     Initially the principal offices of the Company and the Bank will be located at Austin Center West, Tower II, 1408 North Westshore Boulevard, Suite 502, Tampa, Florida 33607. See "BUSINESS OF THE COMPANY - Premises." The mailing address of the Company's present office, which it will occupy until the Bank opens for business, is Austin Center West, Tower II, 1408 North Westshore Boulevard, Suite 502, Tampa, Florida 33607, and the Company's telephone number is (813) 281-0009.



                             TERMS OF THE OFFERING

GENERAL

     The Company is Offering hereunder up to 1,500,000 Shares of its Common Stock for cash in Units at a price of $10.00 per Unit. A minimum subscription of 2,000 Units is required for each subscription hereunder. No single individual investor, other than individual Organizers, may subscribe for more than 148,500 Units or more than 9.9% of the total number of Shares issued or subscribed for at the time a subscription is received by the Company during the Offering Period. The purchase price of $10.00 per Unit shall be paid in full upon execution and delivery of the Unit Order Form. All subscriptions tendered by investors are subject to acceptance by the Board of Directors of the Company through its duly authorized Subscription Committee, and the Company reserves the absolute and unqualified right to reject or reduce any subscription for any reason prior to acceptance. Furthermore, the Company reserves the right to cancel this Offering at any time prior to the time the Company withdraws funds from the Subscription Escrow Account, for any reason whatsoever. For a 36-month period following the effective date of Registration the Company will issue up to 1,500,000 Shares pursuant to the Company's Warrant Plan and the Warrants issued thereunder.

WARRANTS


     The Company has adopted a Warrant Plan which provides for the issuance of up to 1,500,000 Warrants in connection with the Offering. The Warrant Plan sets forth the terms and conditions of the Warrants. The Warrants subscribed to will expire 36 months from the Effective Date of Registration unless redeemed sooner in accordance with the terms of the Warrant Plan. Unexpired Warrants may be exchanged for Shares upon the payment of $10.00 per share to the Company, subject to the requirement that the minimum number of Shares which will be issued upon any single presentment will be 100 Shares unless the Warrant presented is for less than 100 Shares, at which time all shares must be purchased. Certificated Warrants may be transferred by a holder only in conjunction with the simultaneous transfer of an equal number of Shares. Warrants may be exercised by presenting an executed Warrant Certificate, along with a check representing the full amount of the exercise price, to: Timothy A. McGuire, President, Florida Business BancGroup, Inc. at the main office, Suite 502, Austin Center West, Tower II, 1408 North Westshore Boulevard, Tampa, Florida 33607, or at such other address established as the main office of the Company of which the warrant holder is notified.


NO ESTABLISHED MARKET

     Prior to this Offering there has been no established public market for the shares of the Common Stock and/or Warrants and there can be no assurance that an established market for such stock or Warrants will develop. The Offering price has been arbitrarily determined and is not a reflection of the Company's book value, net worth or any other such recognized criteria of value. In determining the Offering price of the Common Stock, the regulatory capital requirements of the Bank and general market conditions for the sale of such securities were considered. There can be no assurance that, if a market should develop for the Common Stock or Warrants, the post-Offering market price will equal or exceed the initial Offering price.

PLAN OF DISTRIBUTION

     Pursuant to Commission Rule 415, (17 C.F.R. Section 230.415), the Company intends to offer the Units on a continuous basis for a period of up to 180 days from the effective date and shares to be issued pursuant to the Warrants for up to three years from the Effective Date.

     Units will be offered by certain officers and directors of the Company. The officers and directors will not receive any commissions or other remuneration in connection with these activities, but they may be reimbursed for reasonable expenses incurred as a result of such activities, if any. In reliance on Rule 3a4-1 of the Securities and Exchange Act of 1934 ("Exchange Act"), the Company believes that its officers and directors who are engaged in the sale of the Units will not be deemed to be brokers and/or dealers under the Exchange Act. Units will be offered primarily to persons who work or reside in Hillsborough County, Florida. To a limited extent, Units will be offered to friends, acquaintances and family members of the Organizers, some of whom live outside the Hillsborough County community and some of whom may live outside of the State of Florida. Persons indicating an interest in acquiring Common Stock will be provided with a copy of this Prospectus prior to the acceptance of subscription funds. Subscriptions will be accepted only if accompanied by a proper Unit Order Form. During this Offering Period the Company will conduct its first Closing if the conditions required to Close have been met.

CONDITIONS OF THE OFFERING

     The Offering will expire at 5:00 p.m. Eastern Time, on ___________, 1999 (the "Expiration Date"). The Offering is expressly conditioned upon fulfillment of the following conditions ("Offering Conditions") within the Offering Period. The Offering Conditions, which may not be waived, are as follows:

     (a) Subscriptions for not less than $7,000,000 shall have been deposited with the Escrow Agent;

     (b) The Company shall have received conditional approval from the Federal Reserve of its application to become a one-bank holding company, the Organizers shall have received conditional approval from the Department to charter the Bank and the proposed Bank shall have received conditional approval of its application for deposit insurance from the FDIC; and

     (c) The Company shall not have canceled this Offering prior to the time funds are withdrawn from the Subscription Escrow Account.

ESCROW OF SUBSCRIPTION FUNDS

     All subscription funds and documents tendered by investors will be placed in the Subscription Escrow Account with the Independent Bankers' Bank of Florida, Orlando, Florida ("Escrow Agent"), pursuant to the terms of the Escrow Agreement, the form of which is attached to this Prospectus as Appendix "B." Upon receipt of a certification from the Company during the Offering Period that: (i) the required conditional regulatory approvals have been received; and
(ii) subscriptions totaling not less than $7,000,000 have been received, the Escrow Agent will release all subscription funds, and any income received thereon, to the Company.

     Pending disposition of the Subscription Escrow Account under the Escrow Agreement, the Escrow Agent is authorized, upon instructions to be given by either A. Bronson Thayer or Timothy A. McGuire to invest subscription funds in direct obligations of the United States Government, in short-term insured certificates of deposit and/or money market management trusts for short-term obligations of the United States Government, with maturities not to exceed 90 days. The Company will invest the subscription funds in a similar manner after breaking escrow and prior to the time that the Company infuses capital into the Bank. The Offering proceeds will be used to purchase capital stock of the Bank and to repay expenses incurred in the organization of the Company and the Bank. See "USE OF PROCEEDS."

     In the event the Offering Conditions are not met within the Offering Period or the Offering is terminated by the Company prior to withdrawing the Subscription Funds, the Escrow Agent shall promptly return to the subscribers their subscription funds, together with their allocated share of income, if any, earned on the investment of the Subscription Escrow Account. Each Subscriber's proportionate share of Subscription Escrow Account earnings shall be that fraction (i) the numerator of which is the dollar amount of such subscriber's tendered subscription multiplied by the number of days between the date of acceptance of the investor's subscription and the date of the termination of the Offering, inclusive (the subscriber's "Time Subscription Factor"), and (ii) the denominator of which is the aggregate

Time Subscription Factor of all investors depositing subscription funds in the Subscription Escrow Account. The latest date to which the subscription funds might be held in escrow prior to their return in the event the minimum is not reached or the required regulatory approvals are not received is __________, 1999.

     NO ASSURANCE CAN BE GIVEN THAT SUBSCRIPTION FUNDS CAN OR WILL BE INVESTED AT THE HIGHEST RATE OF RETURN AVAILABLE OR THAT ANY INCOME WILL BE REALIZED FROM THE INVESTMENT OF SUBSCRIPTION FUNDS.

     If all Offering Conditions are satisfied, and the Company withdraws the subscription funds from the Subscription Escrow Account, all earnings on such account shall belong to the Company.

     The Independent Bankers' Bank of Florida, by accepting appointment as Escrow Agent under the Escrow Agreement, in no way endorses the purchase of the Company's securities by any person.

FAILURE OF BANK TO COMMENCE OPERATIONS

     The Department requires that a new state bank open for business (i.e., obtain a certificate of authorization) within 12 months after receipt of preliminary approval from the Department. The Organizers anticipate that the Bank will open for business sometime in the fourth quarter of 1998 or as soon thereafter as practicable. Because final approval of the Bank's charter is conditioned on the Company's raising funds to capitalize the Bank at $6,000,000, the Company expects to issue the shares of Common Stock before it has obtained all final regulatory approvals for the Bank. In the event that the Company issues the shares of Common Stock and the Department does not grant the Bank final regulatory approval to commence banking operations within 12 months after the Bank's receipt of preliminary approval from the Department, the Company will promptly return to subscribers all subscription funds and interest earned thereon, less all expenses incurred by the Company, including the expenses of the Offering and the organizational and pre-opening expenses of the Company and the Bank. This return may be further reduced by amounts paid to satisfy claims of creditors, as discussed in the following paragraph.

     Once the Company issues the Common Stock offered hereby, the Offering proceeds may be considered part of general corporate funds and thus may be subject to the claims of creditors of the Company, including claims against the Company that may arise out of actions of the Company's officers, directors, or employees. It is possible, therefore, that one or more creditors may seek to attach the proceeds of the Offering prior to the Bank's commencement of banking operations. If such an attachment occurs and it becomes necessary to pay the subscription funds to shareholders because of failure to obtain all necessary regulatory approvals, the payment process might by delayed; and if it becomes necessary to pay creditors from the subscription funds, the payment to shareholders will be further reduced. As of September 30, 1998, the Company's accumulated deficit was $72,471, and the Company will continue to incur pre-opening expenses until the Bank commences operations. It is estimated that the Company will expend as much as $400,000 in organizational expenses and in the event of any liquidation, incur other costs of as much as $300,000, or $1.00 per Share based upon the minimum of 700,000 Shares. No assurances can be given that such expenses and costs will not significantly exceed this estimate.


PURCHASES BY ORGANIZERS OF THE COMPANY

     The Organizers have indicated they intend to purchase 305,000 Units in the Offering. The Organizers may purchase all of the Shares in the Offering. All additional purchases will be made on the same terms, including the same number of Warrants, as those made by other investors. Any such purchases of Units by the Organizers will be subject to affiliate resale limitations of the 33 Act. The Organizers have represented to the Company that all purchases will be made for investment purposes only and not with a view to resell such shares. See "ORGANIZERS AND PRINCIPAL SHAREHOLDERS."



     In order to provide funds for the payment of initial organizational and pre-opening expenses, the Organizers initially advanced $90,000 to the Company. The Company's obligation to repay these advances to the Organizers have been extinguished in exchange for the issuance of 900 shares of redeemable preferred stock from the Company at a price of $100 per share. The Company has issued an additional 3,000 shares of redeemable preferred stock to organizers at a price of $100,000 per share. The preferred stock is redeemable by the Company for the purchase price at any time after the release of funds by the escrow agent and will have a distribution preference above common stock in the event of a dissolution of the Company. The preferred stock pays a dividend at the sole discretion of the Company. The

Company intends to declare a dividend of 2% of the purchase price of the preferred stock within 30 days of the closing of the Offering.


OTHER TERMS AND CONDITIONS/HOW TO SUBSCRIBE


     The Company may cancel this Offering for any reason at any time prior to the release of subscription funds from the Subscription Escrow Account, and accepted subscriptions are subject to cancellation in the event that the Company elects to cancel the Offering in its entirety.



     Units will be marketed on a best-efforts basis exclusively through certain directors and executive officers of the Company, none of whom will receive any commissions or other form of remuneration based on the sale of the Units. The Company, therefore, does not plan to engagement an underwriter to sell the Units. However, in the event that the Offering Conditions have not been satisfied by February 1, 1999, the Company may engage an underwriter to sell the Units on a best-efforts basis and such underwriter would receive a commission based upon such sales. It is anticipated that commissions paid to such underwriter, if retained, will not exceed 10% of the $10.00 per Unit sales price and that other expenses of such underwriting will not exceed an aggregate of $100,000. In the event the Company engages an underwriter to sell Units prior to the expiration of the Offering Period, a post-effective amendment to the Registration Statement will be filed with the SEC containing the terms of any agreements entered into with such underwriters and discussing any fees or expenses associated with such agreements. In the event that the Offering Conditions have not been satisfied by the end of the Offering Period, this Offering will be terminated and the subscription funds promptly returned to the subscribers, together with their allocated share of earnings, if any, earned on the investment of the Subscription Escrow Account as described herein. See "TERMS OF THE OFFERING - Escrow of Subscription Funds."



     As soon as practicable, but no more than ten-business days after receipt of a subscription, the Company will accept or reject such subscription. Subscriptions not rejected by the Company within this ten-day period shall be deemed accepted. Once a subscription is accepted by the Company, it cannot be withdrawn by the subscriber. Payment from any subscriber for Units in excess of the number of Units allocated to such subscriber, if any, will be refunded by mail, without interest within ten days of the date of rejection.

     Subscriptions to purchase shares of Common Stock can be made by completing the Stock Order Form attached to this Prospectus (Appendix C) and delivering the same to the Company at its offices, Austin Center West, Tower II, 1408 North Westshore Boulevard, Suite 502, Tampa, Florida 33607, or mailing the same in the enclosed self-addressed envelope. Full payment of the purchase price must accompany the subscription. Failure to pay the full subscription price shall entitle the Company to disregard the subscription. No Unit Order Form is binding until accepted by the Company, which may, in its sole discretion, refuse to accept any subscription for Units, in whole or in part, for any reason whatsoever. After a subscription is accepted and proper payment received, the Company shall not cancel such subscription unless all accepted subscriptions are canceled. Unless otherwise agreed by the Company, all subscription amounts must be paid in United States currency by check, bank draft or money order payable to "IBBF, FOR FLORIDA BUSINESS BANCGROUP, INC." A subscription will be accepted in writing by the Company only in the Form of Acceptance attached to this Prospectus.


                                USE OF PROCEEDS

     The gross proceeds from the sale of the minimum number of Units offered by the Company are estimated to be $7,000,000. This estimate is based upon the assumption that the sale of 700,000 Units occurs prior to the expiration of the Offering Period. However, if 700,000 Units are not sold, prior to the expiration of the Offering Period, then the Offering will terminate and all funds received from subscribers, adjusted for any income thereon, will be promptly refunded. See "TERMS OF THE OFFERING."

     The estimated Organizational and Offering expenses of the Company and the Bank are as follows:


        Offering Expenses(1)                       $    30,000
        Organizational Expenses(2)                     370,000
                                                   -----------
        TOTAL                                      $   400,000
                                                   ===========

---------------

(1) Comprised primarily of certain legal fees, marketing costs, registration fees, accounting fees, escrow fees, printing and mailing costs and other offering expenditures.

(2) Assuming the Bank opens in late 1998, organizational expenses include, among other expenditures, application fees, salaries and related expenditures, legal and other professional costs, temporary rent and utilities, costs for market analysis, pre-opening advertising, and certain capitalized organizational costs to include software to support operations, computer hardware and furniture fixtures and equipment.

     A substantial portion of the proceeds of this Offering ($7,000,000) assuming the minimum number of Units is sold will be used by the Company for the purchase of 100% of the issued and outstanding capital stock of the Bank and to repay the expenses of this Offering and the expenses incurred in the organization of the Company and the Bank.

     A portion of the proceeds of this Offering in excess of the above amounts will be retained by the Company for the purpose of funding any required future additions to the capital of the Bank. Since state banks are regulated with respect to the ratio that their total assets may bear to their total capital, if the Bank experiences greater growth than anticipated, it may require the infusion of additional capital to support that growth. Management of the Company anticipates that the proceeds of the Offering will be sufficient to support the Bank's immediate capital needs and will seek, if necessary, long and short-term debt financing to support any additional needs; however, management can give no assurance that such financing, if needed, will be available or if available will be on terms acceptable to management.

     Gross proceeds from the Offering will be applied as follows:



                                                                                 MAXIMUM PROCEEDS
                                               MINIMUM PROCEEDS                   ASSUMING SALE OF
                                                ASSUMING SALE        % OF NET       1,500,000        % OF NET
                                               700,000 SHARES        PROCEEDS        SHARES           PROCEEDS
                                               ----------------      --------    -----------------   ---------
Purchase of capital stock of the Bank . . .        $6,300,000        90.0%           $13,000,000        86.7%
Organizational and Offering expenses of the
Company . . . . . . . . . . . . . . . . . .           100,000         1.4%               100,000          .6%
Working capital and funds available for
expansion of banking and banking-related
services. . . . . . . . . . . . . . . . . .           600,000         8.6%             1,900,000        12.7%
                                                   ----------       ------           -----------       ------
Proceeds. . . . . . . . . . . . . . . . . .        $7,000,000       100.0%           $15,000,000       100.0%
                                                   ==========       ======           ===========       ======

     The following table is a schedule of estimated expenditures to be made by Bay Cities Bank out of the proceeds from the sale of its capital stock to the Bank at minimum proceeds.


Organizational expenses of Bay Cities Bank, including application, legal and
    consulting fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $   30,000
Pre-opening expenses of Bay Cities Bank, including salaries, occupancy and
    other expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      270,000
Furniture, fixtures and equipment . . . . . . . . . . . . . . . . . . . . . . .      384,000
Cash, investments and other assets. . . . . . . . . . . . . . . . . . . . . . .    5,616,000
                                                                                  ----------
  Total uses of capital . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $6,300,000
                                                                                  ==========


                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1998, and as adjusted to give effect to the sale of a minimum of 700,000 shares and a maximum of 1,500,000 shares of common stock offered hereby, at an assumed public offering price of $10.00 per share, net of estimated offering expenses.


                                                          ACTUAL      AS ADJUSTED   AS ADJUSTED FOR
                                                       SEPTEMBER 30,  FOR MINIMUM      MAXIMUM
                                                           1998        OFFERING        OFFERING
                                                       -------------  -----------   ----------------
                                                                 (Dollars in Thousands)
Stockholders' equity:
Preferred Stock, $0.01 par value, authorized and
  unissued 2,000,000 shares                                 $90       $  390           $   390
Common Stock, $.01 par value, 8,000,000 shares
  authorized, none issued
  (700,000 shares at the minimum offering and
  1,500,000 shares at the maximum offering)                   -            7                15
Additional paid-in capital                                    -        6,993            14,985
Accumulated deficit                                         (72)         (72)              (72)
                                                            ---       ------           -------
Total capitalization                                        $18       $7,318           $15,318
                                                            ===       ======           =======


                                DIVIDEND POLICY

     As the Company and the Bank are both start-up operations, it will be the policy of the Board of Directors of the Company to reinvest earnings for such period of time as is necessary to ensure the successful operations of the Company and of the Bank. There are no current plans to initiate payment of cash dividends, and future dividend policy will depend on the Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors of the Company.

     The Bank will be restricted in its ability to pay dividends under Florida banking laws and by regulations of the Department. Pursuant to Section 658.37, Florida Statutes, a state bank may not pay dividends from its capital. All dividends must be paid out of current net profits then on hand plus retained net profits of the preceding two years, after deducting bad debts, depreciation and other worthless assets, and after making provision for reasonably anticipated future losses on loans and other assets. Payments of dividends out of net profits is further limited by Section 658.37, which prohibits a bank from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus not less than 20% of a bank's net profits for the preceding year (in the case of an annual dividend). Finally, a state bank may not declare a dividend which would cause the capital accounts of a bank to fall below the minimum amount required by law, regulation, order or any written agreement with the Department or any Federal regulatory agency.

               MANAGEMENT'S  DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The Company is still in the development stage, and will remain in that state until the Offering of the Company's Common Stock is complete. The Organizers initially advanced $90,000 to the Company. The Company's obligation to repay these advances to the Organizers has been extinguished in exchange for the issuance of 900 shares of redeemable preferred stock from the Company at a price of $100 per share. Through September 30, 1998, the Company has expended $72,471 for organizational costs including attorney fees, employee compensation and filing fees. The remaining funds will be used to fund costs and expenses during the Offering Period. Subscription funds during the Offering Period contemplated herein will be placed in the Subscription Escrow Account and invested in direct obligations of the United States Government, in short-term insured certificates of deposits and/or money market Management trusts for short-term obligations of the United States Government, with maturities not to exceed 90 days.

     On September 3, 1998, the Company entered into a lease agreement with NovaCare, Inc. to lease the Bank's temporary quarters until the permanent quarters becomes available. The Company has given a good faith deposit in the amount of $4,054.66.

     Management of the Company believes that the proceeds of $7,000,000 from the Offering will satisfy the cash requirements of the Company and the Bank for their respective first years of operation. It is not anticipated that the Company will find it necessary to raise additional funds to meet expenditures required to operate the business of the Company and the Bank over the next 12 months. All anticipated material expenditures for such period have been identified and provided for out of the proceeds of this Offering. See "USE OF PROCEEDS."


                            BUSINESS OF THE COMPANY

GENERAL

     The Company was incorporated under the laws of the State of Florida on May 18, 1998 for the purpose of organizing the Bank and purchasing 100% of the outstanding capital stock of the Bank. The Company has been organized as a mechanism to enhance the Bank's ability to serve its future customers' requirements for financial services. The holding company structure will also provide flexibility for expansion of the Company's banking business through acquisition of other financial institutions and provision of additional banking-related services which the traditional commercial bank may not provide under present laws. Finally, banking regulations require that the Bank maintain a minimum ratio of capital to assets. In the event that the Bank's growth is such that this minimum ratio is not maintained, the Company may borrow funds, subject to the capital adequacy guidelines of the Federal Reserve, and contribute them to the capital of the Bank and otherwise raise capital in a manner which is unavailable to the Bank under existing banking regulations.

     The Company has no present plans to acquire any operating subsidiaries other than the Bank; however, the Company may make additional acquisitions in the event that such acquisitions are deemed to be in the best interest of the Company and its shareholders. Such acquisitions, if any, will be subject to certain regulatory approvals and requirements. See " SUPERVISION AND REGULATION."

PREMISES

     The Bank's permanent headquarters will be located at the northwest corner of the intersection of N. Westshore Boulevard and Spruce Street in a new 6-story office building to be developed by Crescent Resources (a subsidiary of Duke Energy Corp.). The Bank will occupy approximately 8,000 square feet on the ground floor. The building is scheduled for occupancy in September, 1999.

                              BUSINESS OF THE BANK

GENERAL

     Bay Cities Bank (the "Bank") seeks to be one of the premier community-based financial institution in its market area by providing exceptional personalized bank products and traditional bank services to individuals, small to medium-sized businesses, professionals and other local organizations in its market area; and by providing a maximum return to shareholders.

     The Bank will emphasize personal contacts by the officers, directors and employees of the Bank. Loan participations will be arranged for customers whose loan demands exceed the Bank's lending limits. Generally, customers will have one account officer to serve all of their banking needs and will have access to senior management when necessary. The Bank will provide a full range of competitive banking services; however, the marketing emphasis will be on the way services are delivered, more than on which services are provided. Management of the Bank intends to focus its efforts on filling the void caused by the dwindling service provided by larger banks.

     Bay Cities Bank will focus and rely on its base of local directors, stockholders, management and employees for business development, as other banks in this market continue to merge, consolidate and grow outside the area. Policies and procedures will be tailored to the local market rather than to the regional and statewide markets of other financial institutions. Local directors and management know the people in its market area and understand their businesses. Management will actively promote the Bank within the market due through their established reputations and banking relationships in the local community. Customers will be derived from Bank directors, stockholders, their friends, relatives and business associates and others within the community who desire superior personalized banking services unavailable from the regional and statewide financial institutions. The bank is committed to being locally owned and managed.

     The high turnover and more rigid style of large regional banks have created segments of the marketplace that are ready to change their banking relationships. Additionally, growth in residential and commercial activity in the market area and surrounding counties creates opportunities for the Bank to establish new banking relationships.

     Profitable banking relationships are those with high deposit balances, infrequent transactions and low distribution requirements. Bay Cities Bank will be well positioned to establish these relationships with commercial and consumer customers through the active marketing efforts of the directors, management, and employees of the Bank and the opportunities created by the growth of the market area and recent mergers.

     The Bank intends to concentrate its advertising message on the advantages of local ownership and management, as well as, fiscal responsibility, personal service and customer relations at the local level. Particular emphasis will be placed on newspaper and radio advertising, and direct mail on a selective basis.

THE MARKET AREA

     The Bank's primary market is the Tampa Bay Metropolitan Statistical Area ("Tampa Bay MSA") with a population of 2,240,000. The Tampa Bay MSA is comprised of four counties:

1.   HILLSBOROUGH COUNTY
     Hillsborough County had a population of 918,800 as of 1996 per the Sales and Marketing Management, Demographics USA 1997. Hillsborough County is the business center for the region, has as its center Tampa International Airport which boarded 13.0 million passengers in 1996 up from 10.6 million in 1990.

2.   PINELLAS COUNTY
     Pinellas County, with a population of 884,000, is the most densely populated county in the state, has 125 different municipalities, and was at one time, primarily residential, retirement and tourist-oriented. Today, it has five well-defined business centers and has become a popular relocation and startup location for high-tech, software and computer service companies. Pinellas County is home to 24 public companies.

3.   PASCO COUNTY

     Pasco County, formerly possessing a split personality...retired, Republican and residential on the west side and agricultural, Democratic and rural on the east side, has now unified into a residential-commuter district feeding into Hillsborough and Pinellas county businesses. In time, there will be business relocations and startups in Pasco. Two of the top ten residential communities in Tampa Bay MSA are in the south Pasco region. It is 23 miles from the West Shore Business District and accessible by the Veterans Expressway, a new toll road which opened in 1996, and Interstate 75. Pasco County had a population of 315,100 at that time.

4.   HERNANDO COUNTY
     Hernando County, to the north of Pasco, is 35 miles from the West Shore Business District, has been agricultural and rural and is now enjoying a residential-commuter boom. With a population of 122,300 in 1996, Hernando County has seen a 173% population increase since 1980.

     According to the Tampa Tribune Market Guide - 1998, the Tampa Bay MSA is a growth market, where year after year the population size is among the top 25 MSAs nationally. The Tampa Bay MSA ranks second in population size and total number of households among Southeastern metropolitan areas. Only Atlanta has a larger population. The Tampa Bay MSA has the largest population and the most households in Florida, ahead of Miami, Ft. Lauderdale and Orlando. Tampa Bay also ranks high in other vital statistics such as effective buying income and retail activity, not only in Florida, but in the Southeast and the United States. The following tables set forth the details on these demographic statistics:
















                           [Tables Follow This Page]

                       TABLE I - TAMPA BAY RANKINGS 1996


                                      TAMPA BAY MSA  NATIONAL  SOUTHEAST  FLORIDA
                                      -------------  --------  ---------  -------
Population                                2,240,000     22         2         1
Households                                  933,100     17         2         1
Effective Buying Inc.                 $36.3 billion     24         2         1
Total Retail Sales                    $24.6 billion     15         2         1
Food Store Sales                      $ 3.7 billion     20         2         1
Eating & Drinking $                   $ 2.4 billion     18         2         1
General Merchandise                   $ 2.4 billion     26         2         1
Apparel & Accessories                 $  .8 billion     34         5         5
Furniture/Home Furnishing Appliances  $ 1.3 billion     22         3         2
Building Materials & Hardware         $ 1.1 billion     22         2         1
Drug Store Sales                      $ 1.0 billion     14         3         2
Automotive Dealer Sales               $ 6.5 billion     16         3         2

               Source: Sales and Marketing, Demographics USA 1997

                 TABLE II - SOUTHEASTERN POPULOUS METROS - 1996


                      POPULATION  NATIONAL RANK
                      ----------  -------------
1.   Atlanta          3,582,200         9
2.   Tampa Bay        2,240,200        22
3.   Miami            2,100,200        24
4.   Orlando          1,460,200        37
5.   Fort Lauderdale  1,452,700        39

               Source: Sales and Marketing, Demographics USA 1997


                 TABLE III - SOUTHEASTERN HOUSING METROS - 1996


                      HOUSEHOLDS  NATIONAL RANK
                      ----------  -------------
1.   Atlanta           1,330,200        9
2.   Tampa Bay           933,100       17
3.   Miami               737,100       25
4.   Fort Lauderdale     608,700       30
5.   Orlando             551,500       37

               Source: Sales and Marketing, Demographics USA 1997

     The Bank will be located in the West Shore Business District of Tampa. The West Shore Business District is the geographic center of the Tampa Bay MSA and is adjacent to the Tampa International Airport. The West Shore Business District has more than 4,000 businesses and 70,000 employees according to the Economic and Market Update of the Florida Research Group dated June 1998. It is located within a ten to forty mile drive of the Tampa Bay MSA's ten largest residential communities. Approximately 9.3 million square feet of office space, half of Hillsborough county's office space, is in the West Shore Business District. According to the Update, the success of this business district is based on its geographically central location, its close proximity to the airport, the nearby executive and employee housing, extensive retail amenities and its numerous nearby hotel facilities.

     The Bank will extend loans throughout the Tampa Bay MSA, but the concentration will be in Hillsborough and Pinellas counties. The businesses in the MSA will be served by the Bank's courier service. The organizers believe that a business-oriented bank with a single office serving small and intermediate-sized firms with loan needs of between $500,000 and $2.5 million will fill a well-defined need in the area at this time.

COMPETITION

     Competition among financial institutions in the Bank's primary market is intense. As of December 31, 1997, there were 34 financial institutions in the market with deposits of $8.5 billion. Deposits in the market increased $380 million from December 31, 1996 through December 31, 1997, at an annual rate of 4.5%. During the same time period, the independent banks in Hillsborough County experienced an increase in deposits from $1.2 billion to $1.6 billion, an annual rate of 33%, and an increase in overall market share from 14.8% to 18.4%.

     Financial institutions primarily compete with one another for deposits. In turn, a bank's deposit base directly affects such bank's loan activities and general growth. Primary methods of competition include interest rates on deposits and loans, service charges on deposit accounts and the availability of unique financial services products. The Bank will be competing with financial institutions which have much greater financial resources than the Bank, and which may be able to offer more services and possibly better terms to their customers. The Organizers, however, believe that the Bank will be able to attract sufficient deposits to enable the Bank to compete effectively with other area financial institutions.

     The Bank will be in competition with existing area financial institutions other than commercial banks and thrift institutions, including insurance companies, consumer finance companies, brokerage houses, credit unions and other business entities which target traditional banking markets. Due to the growth of the Tampa area, it can be anticipated that additional competition will continue from existing institutions, as well, new entrants to the market.

     The following table provides details of the history of Bank and Thrift (S&L) deposits in Hillsborough County:










                          [Table to Follow This Page]

                  BANK AND S&L DEPOSITS - HILLSBOROUGH COUNTY


HILLSBOROUGH COUNTY               1996                       1997
                          #     $Millions    %       #     $Millions    %
Large Holding Company  Offices  Deposits   MktSh  Offices  Deposits   MktSh
---------------------  -------  ---------  -----  -------  ---------  -----
Fortune/AmSou            (4)     $  101.6   1.3%    (7)     $  204.5   2.4%
Barnett                 (36)      2,342.5  28.7%   (35)      2,450.8  28.7%
CaliforniaFed
C&S/Sovereign
First Florida
First Union             (18)      1,070.6  13.1%   (18)      1,029.6  12.1%
Florida Federal
Ft.Bro/Colonial          (8)        185.5   2.3%    (8)        189.9   2.2%
Glendale Federal
Great Western
NationsBank             (35)      1,694.9  20.8%   (37)      1,634.0  19.2%
SouthTrust               (8)        227.9   2.8%    (8)        232.7   2.7%
SunTrust                (23)        972.3  11.9%   (23)      1,020.8  12.0%
Terr/VilRegions          (4)         97.2   1.2%    (4)        190.8   2.3%
       TOTAL           (136)     $6,692.5  82.1%  (140)     $6,953.4  81.6%

INDEPENDENT BANKS
Bank of Tampa            (5)     $  223.8   2.7%    (5)     $  251.0   2.9%
Carteret/Hamilton        (1)        125.0   1.5%    (1)        140.6   1.6%
Central Bank             (4)        134.5   1.7%    (5)        134.6   1.6%
Manufacturers            (1)         90.9   1.1%    (1)        124.8   1.5%
Bay Financial            (1)        102.2   1.5%    (1)        124.2   1.5%
Sunshine State           (5)        103.4   1.3%    (5)        104.5   1.2%
Southern Exchange        (2)         80.7   1.0%    (2)         73.4    .9%
City First               (3)         61.0    .8%    (3)         69.5    .8%
University/Terrace       (2)         56.2    .7%    (3)         65.3    .8%
Northside                (2)         44.8    .6%    (2)         61.5    .7%
ColumbiaBank             (5)         56.0    .7%    (5)         56.6    .7%
Valrico State            (1)         42.2    .5%    (4)         55.2    .6%
Provident                                           (3)         51.5    .5%
Southern Commerce        (1)         46.5    .6%    (1)         53.1    .6%
First Commercial         (1)         37.5    .5%    (1)         47.2    .6%
FNB Tampa                                           (1)         45.5    .5%
GulfWest                                            (2)         32.2    .4%
FNBCentFla                                          (7)         21.1    .3%
Northern Trust                                      (1)         17.3    .2%
First of America                                    (2)         13.6    .1%
Anchor/Beneficial                                   (1)          5.5    .0%
   Partners                                         (1)         31.     .4%
       TOTAL            (34)     $1,204.7  14.8%   (57)     $1,579.3  18.4%

Source: Florida Bankers Association

BOARD OF DIRECTORS AND BOARD COMMITTEES

     The Bank believes that its board is composed of high quality, knowledgeable and proven business and banking professionals. Initially there will be 9 members on the Bank's board of directors. Additional high quality directors may be added when and as deemed necessary. In order to fulfill their responsibilities to the customers and shareholders of the Bank, it is anticipated that the board of directors will meet on a monthly basis, or more often as needed, to review the operations of the Bank and provide appropriate direction to management.

     It is anticipated that a more extensive oversight of particular aspects of the Bank's operations will be conducted by committees of the board of directors. These committees will consist of the Executive Committee, Executive Loan Committee, Asset/Liability and Investment Committee, Audit Committee and Compensation Committee.

     The Executive Committee will be responsible for defining and implementing the overall strategy and policies of the Bank. It will also be responsible for monitoring the financial performance of the Bank. The committee will review and recommend marketing plans, capital plans, major capital expenditures and bank expansion plans.

     The Executive Loan Committee will be responsible for ensuring the soundness of the Bank's credit policy; conformance to lending policies and compliance with applicable laws, rules and regulations. To fulfill these responsibilities, the Executive Loan Committee will review the adequacy of the credit policy on at least an annual basis, review all large loans and monitor the performance of the loan portfolio on an ongoing basis.

     The Asset/Liability and Investment Committee will be responsible for ensuring the soundness of the Bank's investment policy and asset/liability management policy; conformance to these policies and compliance with applicable laws, rules and regulations. To fulfill these responsibilities, the committee will review the adequacy of the investment and asset/liability management policies on at least an annual basis. The committee will also monitor performance of the investment portfolio, the Bank's liquidity position and the interest rate sensitivity position.

     The Audit Committee will consist solely of outside directors and will be responsible for ensuring that an adequate audit program exists and that Bank personnel are operating in conformance with all applicable laws, rules and regulations. All auditors employed or engaged by the Bank will report directly to the Audit Committee. The Audit Committee will recommend the selection of auditors, review the audit program on at least an annual basis to ensure the adequacy of its scope, and review all reports of auditors and examiners as well as management's responses to such reports to ensure the effectiveness of internal controls and the implementation of remedial action. The Audit committee will also be responsible for the integrity of the internal loan review system.

     The Compensation Committee will be responsible for ensuring that the Bank's compensation policy is effectively meeting its objectives. Compensation will be reviewed on an annual basis, or more frequently if necessary.

DEPOSITS

     The Bank will offer a wide range of interest-bearing and noninterest-bearing deposit accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, regular interest-bearing statement savings accounts and certificates of deposit with fixed and variable rates and a range of maturity date options. The sources of deposits will be residents, businesses and employees of businesses within the Bank's market area, obtained through the personal solicitation of the Bank's officers and directors, direct mail solicitation and advertisements published in the local media. The Bank intends to pay competitive interest rates on time and savings deposits up to the maximum permitted by law or regulation. In addition, the Bank will implement a service charge fee schedule competitive with other financial institutions in the Bank's market area covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts and returned check charges.

LOAN PORTFOLIO

     The Bank will provide for the financing needs of the community it serves by offering a variety of loans. Commercial loans will include both collateralized and uncollateralized loans for working capital (including inventory and receivables), business expansion (including real estate acquisitions and improvements), and purchase of equipment and machinery. The Bank will originate a variety of residential real estate loans, including conventional mortgages collateralized by first mortgage liens to enable borrowers to purchase, refinance, construct upon or improve real property. Consumer loans will include collateralized and uncollateralized loans for financing automobiles, boats, home improvements, and personal investments. The Bank will primarily enter into lending arrangements for its portfolio loans with individuals who are familiar to the Bank and are residents of the Bank's primary market and surrounding area. It is anticipated that 20-25% of the loans will come from outside the Banks market area.

     The bank's commercial loans primarily will be underwritten in the Bank's market area on the basis of the borrowers' ability to service such debt from income. As a general practice, the Bank will take as collateral a security interest in any available real estate, equipment, or other chattel. Such loans, however, may also be made on an uncollateralized basis. Collateralized working capital loans will be primarily collateralized by short term assets whereas term loans will be primarily collateralized by long term assets.

     Unlike residential mortgage loans, which generally are made on the basis of the borrowers' ability to make repayment from his employment and other income, and which are collateralized by real property whose value tends to be easily ascertainable, commercial loans typically will be underwritten on the basis of the borrower's ability to make repayment from the cash flow of the business and generally will be collateralized by business assets, such as accounts receivable, equipment and inventory.

     A portion of the Bank's lending activities will consist of the origination of single family residential mortgage loans collateralized by owner-occupied property located in the Bank's market area and surrounding areas. The Bank will also offer adjustable rate mortgages (ARMs) and will maintain these ARMs in its portfolio or may sell the ARMs in the secondary market. The ability to retain ARMs in the portfolio will allow the Bank the opportunity to originate loans to borrowers who may not meet the underwriting criteria of strict secondary market standards but are still quality credit risks.

     Fixed and adjustable rate mortgage loans collateralized by single family residential real estate generally will be generated in amounts of no more than 85% of appraised value. The Bank may, however, lend up to 95% of the value of the property collateralizing the loan, but if such loans are required to be made in excess of 85% of the value of the property, they must be insured by private or federally guaranteed mortgage insurance. In the case of mortgage loans, the Bank will require mortgagees title insurance to protect against defects in its lien on the property which may collateralize the loan. The Bank in most cases will require title, fire and extended casualty insurance to be obtained by the borrower. Where required by applicable regulations, the bank will also require flood insurance. The Bank will maintain its own errors and omissions insurance policy to protect against loss in the event of failure of a mortgagor to pay premiums on fire and other hazard insurance policies.

     The Bank will originate residential construction loans to contractors to finance the construction of single family dwellings, but most of the residential construction loans will be made to individuals who intend to erect owner-occupied housing on a purchased parcel of real estate. The Bank's construction loans to individuals will typically range in size from $50,000 to $200,000. Construction loans to contractors will be generally offered on the same basis as other residential real estate loans except that a larger percentage down payment will typically be required.

     The Bank will finance the construction of individual, owner-occupied houses on the basis of written underwriting and construction loan management guidelines. Construction loans will be structured either to be converted to permanent loans with the Bank at the end of the construction phase or to be paid off upon receiving financing from another financial institution. Construction loans on residential properties will be generally made in amounts up to 95% (along with mortgage insurance) of appraised value. Construction loans to contractors will generally have terms of up to 12 months. The maximum loan amounts for construction loans will be based on the lessor of the current appraised value or the purchase price.

     Consumer loans made by the Bank will include the financing of automobiles, recreation vehicles, boats, second mortgages, home improvement loans, home equity lines of credit, personal (collateralized and uncollateralized) and deposit account collateralized loans. Consumer loans will be made at fixed and variable interest rates and may be made based on up to a 10-year amortization schedule but which become due and payable in full and are generally refinanced in 36 to 60 months. Consumer loans will be attractive to the Bank because they typically have a shorter term and carry higher interest rates than that charged on other types of loans.

     The Bank recognizes that credit losses will be experienced and the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan as well as the general economic conditions. Management will maintain an adequate allowance for loan losses based on, among other things, industry standards, management's experience, the Bank's historical loan loss experience, evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality.

     The Bank intends to follow a conservative lending policy, but one which permits prudent risks to assist businesses and consumers in the market area. The lending area is expected to be generally the immediate Hillsborough County and the counties contiguous to Hillsborough County. It is not expected that loan participations will be purchased from correspondent banks. However, participations will likely be sold, particularly with regard to real estate lending. Interest rates will vary depending on the cost of funds to the Bank, the loan maturity, and the degree of risk. Whenever possible, interest rates will be adjustable with fluctuations in the "prime" rate. The long-term target loan-to-deposit ratio will be approximately seventy-five (75%) percent. This ratio is expected to meet the credit needs of customers while allowing prudent liquidity through the investment portfolio. The Directors believe that this positive, community-oriented lending philosophy will be translated into a sustainable volume of quality loans into the foreseeable future.

     Loan quality will be enhanced through the staffing of the Bank with experienced, well-trained lending officers capable of soliciting loan business. The officers will also have the ability to recognize and appreciate the importance of exercising care and good judgment in underwriting loans, thus insuring the safety and profitability of the Bank.

OTHER PRODUCTS AND SERVICES

     COURIER SERVICES. The Bank intends to offer a courier service to its commercial customers. This service, which will either be provided directly or through a third party, will allow the Bank to deliver convenience through the scheduled pickup of deposits.

     TELEPHONE AND PC BANKING. The Bank believes there is strong demand within the market for telephone and PC banking. These services allow customers to access account information, execute certain transactions and pay invoices electronically. Both of these services will be provided through a third-party vendor.

     AUTOMATIC TELLER MACHINES ("ATMS"). The Bank does not intend to establish an ATM network, as it believes its capital can be more efficiently deployed elsewhere. However, the Bank does intend to make certain existing ATM networks available to its customers and to offer customers a certain number of free transactions each month.

     The Bank intends to continually evaluate other financial services such as trust services, insurance services, investment services, brokerage services and all other permissible activities.

INVESTMENTS

     The Bank's primary objective will be to construct an investment portfolio comprised of a mixture of investments which will earn an acceptable rate of return while meeting the liquidity requirements of the Bank. This will be accomplished by matching the maturity of assets with liabilities to the greatest extent possible.

     The Bank intends to invest primarily in U.S. obligations guaranteed as to principal and interest. The Bank will also enter into federal funds transactions with its principal correspondent banks and anticipates that it will be a net seller of funds. All investments with a maturity in excess of one year will be readily salable on the open market.

ASSET/LIABILITY MANAGEMENT

     It will be the objective of the Bank to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash management, loan, investment, borrowing and capital policies. Designated Officers of the Bank will be responsible for monitoring policies and procedures that are designed to ensure acceptable composition of the asset-liability mix, stability and leverage of all sources of funds while adhering to prudent banking practices. It is the overall philosophy of management to support asset growth primarily through growth of core deposits, which include deposits of all categories made by individuals, partnerships and corporations. Management of the Bank will seek to invest the largest portion of the Bank's assets in commercial, consumer and real estate loans. The Bank's asset/liability mix will likely be monitored on a daily basis with a monthly report reflecting interest-sensitive assets and interest-sensitive liabilities being prepared and presented to the Bank's board of directors. The objective of this policy is to control interest-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on the Bank's earnings.

CORRESPONDENT BANKING

     The Bank intends to purchase certain services from correspondent bank. Such services are available on a statewide or regional basis from commercial banks, banker's banks, the Federal Reserve Bank of Atlanta and the Atlanta Federal Home Loan Bank. The Bank will determine the availability of such services and evaluate the quality and pricing of the services available and based upon the above will select one or more providers for the services the Bank will require. The Bank will then purchase from time to time, correspondent services offered by such banks, including some of the following: check collections, purchase or sale of Federal Funds, security safekeeping, investment services, coin and currency supplies, overline and liquidity loan participations and sales of loans to or participations with correspondent banks.

     The Bank anticipates that it will sell loan participations to correspondent banks with respect to loans which exceed the Bank's lending limit. As compensation for services provided by a correspondent, the Bank may maintain certain balances with such correspondents in non-interest bearing accounts, or may elect to pay for such fees directly.

DATA PROCESSING

     The Bank plans to sign a data processing servicing agreement with an outside service bureau. It is expected that this servicing agreement will provide for the Bank to receive a full range of data processing services, including an automated general ledger, deposit accounting, commercial, real estate and installment loan processing, payroll, central information file and ATM processing and investment portfolio accounting.

STAFFING

     It is the goal of the Bank to maintain a competently trained staff of local bankers. A primary complaint about large regional banks is the constant turnover of personnel. This prevents building long-term personal relationships with local customers. The Bank intends to employ competent individuals who are already living in the community or who commit to live in the community on a permanent basis.

     Management recognizes that the success of the Bank is directly related to the people it is able to attract and maintain as employees. The Bank recognizes that such employees deserve to share in that success. There will be numerous opportunities for advancement resulting from the Bank's projected growth, and personnel will be encouraged to enroll in various banking courses and other seminars to improve their overall knowledge.


     The Bank intends to commence operations with a staff of fewer than 15 full-time equivalent employees. Management anticipates that the Bank will increase its staff to 21 full-time equivalent employees during the second year of operation in order to provide for anticipated growth.


MONETARY POLICIES

     The results of operations of the Bank will be affected by credit policies of monetary authorities, particularly the Federal Reserve. The instruments of monetary policy employed by the Federal Reserve include open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, changes in reserve requirements against member bank deposits and limitations on interest rates which member banks may pay on time and savings deposits. In view of changing conditions in the national economy and in the money markets, as well as the effect of action by monetary and fiscal authorities, including the Federal Reserve, no accurate prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of the Bank.

                           REGULATION AND SUPERVISION

GENERAL

     As a one-bank holding company registered under the BHC Act, the Company will be subject to regulation and supervision by the Federal Reserve. Under the BHC Act, the Company's activities and those of its Bank subsidiary are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries or engaging in any other activity that the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. As a state-chartered commercial bank, the Bank will be subject to extensive regulation by the Florida Department of Banking and Finance ("Department") and the FDIC.

     The Company and the Bank will be required to file reports with the Federal Reserve, the Department and the FDIC concerning their activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. Periodic examinations are performed by the Federal Reserve, the Department and the FDIC to monitor the Company's and the Bank's compliance with the various regulatory requirements. The Bank's deposits will be insured up to the applicable limits by the FDIC under the Bank Insurance Fund ("BIF"). The Bank will be subject to regulation by the Federal Reserve and the Department with respect to reserves required to be maintained against transaction deposit accounts and certain other matters.

REGULATION OF THE COMPANY

     GENERAL. The BHC Act prohibits the Company from acquiring direct or indirect control of more than 5% of any class of outstanding voting stock or acquiring substantially all of the assets of any bank or merging or consolidating with another bank holding company without prior approval of the Federal Reserve. The BHC Act also prohibits the Company from acquiring control of any bank operating outside the State of Florida, unless such action is specifically authorized by the statutes of the state where the bank to be acquired is located. Additionally, the BHC Act prohibits the Company from engaging in or from acquiring ownership or control of more than 5% of the outstanding voting stock of any company engaged in a non-banking business, unless such business is determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be properly incident thereto. The BHC Act generally does not place territorial restrictions on the activities of such non-banking related activities.

     TRANSACTIONS BETWEEN THE COMPANY AND THE BANK. The Company's authority to engage in transactions with related parties or "affiliates," or to make loans to certain insiders, is limited by certain provisions of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"). Specifically, Sections 23A and 23B of the Federal Reserve Act apply to all transactions by an insured-state nonmember bank or a holding company with any affiliate. Sections 23A and 23B generally define an "affiliate" as any company that controls or is under common control with an institution. Subsidiaries of a financial institution, however, are generally exempted from the definition of "affiliate."
Section 23A limits the aggregate amount of transactions with any individual affiliate to 10% of the capital and surplus of the Company and also limits the aggregate amount of transactions with all affiliates to 20% of the Company's capital and surplus. Certain transactions with affiliates, such as loans to affiliates or guarantees, acceptances and letters of credit issued on behalf of affiliates, are required to be collateralized by collateral in an amount and of a type described in the statute. The purchase of low quality assets from affiliates is generally prohibited. Section 23B provides that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with nonaffiliated companies. In the absence of comparable transactions, such transactions may only occur under terms and circumstances, including credit standards, that in good faith would be offered to or would apply to nonaffiliated companies. The Company does not expect these provisions will have any effect on its proposed operations.

     SUPPORT OF SUBSIDIARY DEPOSITORY INSTITUTIONS. In accordance with Federal Reserve policy, the Company is expected to act as a source of financial strength and to commit resources to support the Bank. This support may be required at times when the Company might not be inclined to provide such support. Such support would include the infusion of additional capital into an under capitalized bank subsidiary in situations where an additional investment in a troubled bank might not ordinarily be made by a prudent investor. In addition, any capital loans by a bank holding company to any of its subsidiary banks must be subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary banks. In the event of bankruptcy, any commitment by a bank holding company to a federal bank regulatory agency to maintain the capital of its subsidiary bank will be assumed by the bankruptcy trustee and will be entitled to a priority of payment.

     Under the Federal Deposit Insurance Act ("FDIA") a subsidiary bank of a bank holding company, can be held liable for any loss incurred by, or reasonably expected to be incurred by the FDIC in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or a receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

     CONTROL OF A BANK HOLDING COMPANY. FRB Regulation Y, adopted pursuant to
Section 225.41 of 12 U.S.C. Section 1817(j), requires persons acting directly or indirectly or in concert with one or more persons to give the Board of Governors of the Federal Reserve 60 days advanced written notice before acquiring control of a bank holding company. Under the Regulation, control is defined as the ownership or control with the power to vote 25 % or more of any class of voting securities of the Holding Company. The Regulation also provides for a presumption of control if a person owns, controls, or holds with the power to vote 10 % or more (but less than 25 %) of any class of voting securities, and if: (i) the Holding Company's securities are registered securities under Section 12 of the Securities Exchange Act of 1934; or (ii) no other person owns a greater percentage of that class of voting securities. It is not anticipated that any purchaser of the securities offered herein, including any of the Organizers, will acquire 10% of more of the Company's Common Stock.

LEGISLATION AND REGULATIONS OF THE BANK

     GENERAL. From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Recent banking legislation, particularly the FIRREA and the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), has broadened the regulatory powers of the federal bank regulatory agencies and restructured the nation's banking system. The following is a brief discussion of certain portions of these laws and how they would affect the Company or the Bank.

     The FDICIA revised sections of the FDIA affecting bank regulation, deposit insurance and provisions for funding of the BIF administered by the FDIC. The FDICIA also revised bank regulatory structures embodied in several other federal banking statutes, strengthened the bank regulators' authority to intervene in cases of deterioration of a bank's capital level, placed limits on real estate lending and imposes detailed audit requirements.

     PROMPT AND CORRECTIVE ACTION. The FDICIA required the federal banking regulatory agencies to set certain capital and other criteria which would define the category under which a particular financial institution would be classified. The FDICIA imposes progressively more restrictive constraints on operations, management, and capital distributions depending on the category in which an institution is classified. Pursuant to the FDICIA, undercapitalized institutions must submit recapitalization plans to their respective federal banking regulatory agencies, and a company controlling a failing institution must guarantee such institution's compliance with its plan in order for the plan to be accepted.

     The FDIC's prompt and corrective action regulations define, among other things, the relevant capital measures for the five capital categories. For example, a bank is deemed to be "well-capitalized" if it has a total risk-based capital ratio (total capital to risk-weighted assets) of 10% or greater, a Tier 1 risk-based capital ratio (Tier 1 capital to risk-weighted assets) of 6% or greater, and a Tier 1 leverage capital ratio (Tier 1 capital to adjusted total assets) of 5% or greater, and is not subject to a regulatory order, agreement or directive to meet and maintain a specific capital level for any capital measure. A bank is deemed to be "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, and (generally) a Tier 1 leverage capital ratio of 4% or greater, and the bank does not meet the definition of a "well-capitalized" institution. A bank is deemed to be "critically undercapitalized" if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2%. In addition, the FDIC is authorized effectively to downgrade a bank to a lower capital category than the bank's capital ratios would otherwise indicate, based upon safety and soundness considerations (such as when the bank has received a less than satisfactory examination rating for any of the CAMELS rating categories other than capital: i.e. Asset Quality, Management, Earnings or Liquidity). As a bank drops to lower capital levels, the extent of action to be taken by the appropriate regulator increases, restricting the types of transactions in which the bank may engage. The new capital standards are designed to bolster and protect the deposit insurance fund. Based upon its proposed capital, the Bank would be considered to be well capitalized.

     INSURANCE ON DEPOSIT ACCOUNTS. In response to the requirements of the FDICIA, the FDIC established a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The FDIC assigns a financial institution to one of three capital categories based on the institution's financial information, as of the reporting period ending seven months before the assessment period. These categories consist of well capitalized, adequately capitalized or undercapitalized, and one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the financial institution's primary regulator, in the Bank's case the Department, and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. A financial institution's assessment rate depends on the capital category and supervisory category to which it is assigned. There are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. BIF assessment rates range from 0 basis points on deposits for a financial institution in the highest category (i.e.. well-capitalized and financially sound with only a few minor weaknesses) to 31 basis points on deposits for an institution in the lowest category (i.e., undercapitalized and posing a substantial probability of loss to the BIF, unless effective corrective action is taken). The Bank does not expect any assessment for its first year of operation.

     STANDARDS FOR SAFETY AND SOUNDNESS. The FDICIA requires each federal banking agency to prescribe for all insured depository institutions and their holding companies standards relating to internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, fees and benefits and such other operational and managerial standards as the agency deems appropriate. In addition, the federal banking regulatory agencies are required to prescribe by regulation standards specifying: (i) maximum classified assets to capital ratios; (ii) minimum earnings sufficient to absorb losses without impairing capital; (iii) to the extent feasible, a minimum ratio of market value to book value for publicly traded shares of depository institutions or the depository institution holding companies; and (iv) such other standards relating to asset quality, earnings and valuation as the agency deems appropriate. Finally, each federal banking agency is required to prescribe standards for employment contracts and other compensation arrangements of executive officers, employees, directors and principal shareholders of insured depository institutions that would prohibit compensation and benefits and other arrangements that are excessive or that could lead to a material financial loss for the institution. If an insured depository institution or its holding company fails to meet any of its standards described above, it will be required to submit to the appropriate federal banking agency a plan specifying the steps that will be taken to cure the deficiency. If an institution fails to submit an acceptable plan or fails to implement the plan, the appropriate federal banking agency will require the institution or holding company, to correct the deficiency and until corrected, may impose restrictions on the institution or the holding company including any of the restrictions applicable under the prompt corrective action provisions of the FDICIA.

     The FDICIA also requires each appropriate federal banking agency to adopt uniform regulations prescribing standards for extensions of credit secured by real estate or made for the purpose of financing the construction of improvements on real estate. In prescribing these standards, the banking agencies must consider the risk posed to the deposit insurance funds by real estate loans, the need for safe and sound operation of insured depository institutions and the availability of credit.

     CAPITAL REQUIREMENTS. The Federal Reserve and the FDIC have adopted capital regulations which establishes a Tier 1 core capital definition and a minimum 3% leverage capital ratio requirement for the most highly-rated banks and holding companies (i.e., those banks and holding companies with a composite CAMELS rating of 1 under the Uniform Financial Institutions Rating System established by the Federal Financial Institutions Examination Council) that are not anticipating or experiencing significant growth. All other state nonmember banks are required to meet a minimum leverage ratio that is at least 100 to 200 basis points above 3%. A holding company or bank that is not in the highest-rated category or that is anticipating or experiencing significant growth will have to meet a minimum leverage ratio of at least 4%. The minimum capital with which the Bank will be permitted to open is $6 million.

     Under the Federal Reserve's and the FDIC's risk-based regulations, a holding company or bank must classify its assets and certain off-balance sheet activities into categories and maintain specified levels of capital for each category. The least capital is required for the category deemed by the Federal Reserve and the FDIC to have the least risk, and the most capital is required for the category deemed by the Federal Reserve and the FDIC to have the greatest risk. The regulations require a holding company or bank to have a total risk based capital ratio of 8% and a Tier 1 risk based capital ratio of 4%. Under the statement of policy, certain assets are required to be deducted from risk-based capital. Such assets include intangible assets, unconsolidated banking and finance subsidiaries, investments in securities subsidiaries, ineligible equity investments and reciprocal holding of capital instruments with other banks. In addition, the Federal Reserve or the FDIC may consider deducting other assets on a case-by-case basis or investments in other subsidiaries on a case-by-case basis or based on the general characteristics or functional nature of the subsidiaries.

     LOANS TO ONE BORROWER. Florida law allows a state bank to extend credit to any one borrower in an amount up to 25% of its capital accounts, which are defined as unimpaired capital, surplus and undivided profits, provided that the unsecured portion may not exceed 15% of the capital accounts of the bank. The law permits exemptions for loans collateralized by accounts maintained with the Bank and for loans guaranteed by the Small Business Administration, the Federal Housing Administration and the Veterans Administration. The Bank will be subject to these limits.

     PAYMENT OF DIVIDENDS. While not the only source of income, the primary source of income to the Company will be dividends from the Bank. A Florida chartered commercial bank may not pay cash dividends that would cause the bank's capital to fall below the minimum amount required by federal or Florida law. Otherwise, a commercial bank may pay a dividend out of the total of current net profits plus retained net profits of the preceding two years to the extent it deems expedient, except as described below. Twenty percent of the net profits in the preceding two year period may not be paid in dividends, but must be retained to increase capital surplus until such surplus equals the amount of common and preferred stock issued and outstanding. In addition, no bank may pay a dividend at any time that net income in the current year when combined with retained net income from the preceding two years produces a loss. The ability of the Bank to pay dividends to the Company will depend in part on the FDIC capital requirements in effect at such time and the ability of the Bank to comply with such requirements.

     BROKERED DEPOSITS. In accordance with the FDICIA, the FDIC has implemented restrictions on the acceptance of brokered deposits. In general, an "undercapitalized" institution may not accept, renew or roll over any brokered deposits. "Adequately capitalized" institutions may request a waiver from the FDIC to do so, while "well-capitalized" institutions may accept, renew or roll over such deposits without restriction. The rule requires registration of deposit brokers and imposes certain recordkeeping requirements. Institutions that are not "well-capitalized" (even if meeting minimum capital requirements) are subject to limits on rates of interest they may pay on brokered and other deposits. The Bank does not expect to acquire any brokered deposits.

     LIQUIDITY. A state-chartered commercial bank is required under Florida law to maintain a liquidity reserve of at least 15% of its total transaction accounts and 8% of its total nontransaction accounts subject to certain restrictions. This reserve may consist of cash-on-hand, demand deposits due from correspondent banks, and other investments and short-term marketable securities. The Bank will be subject to these requirements.

     COMMUNITY REINVESTMENT. Under the Community Reinvestment Act ("CRA"), as implemented by Federal Reserve and FDIC regulations, holding companies and state nonmember banks have a continuing and affirmative obligation consistent with their safe and sound operation to help meet the credit needs of their entire community, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the Federal Reserve and the FDIC, in connection with their examination of holding companies or state nonmember banks, to assess the Company's record of meeting the credit needs of their communities and to take such record into account in its evaluation of certain applications by such institution. The FIRREA amended the CRA to require public disclosure of an institution's CRA rating and to require that the Federal Reserve and the FDIC provide a written evaluation of an institution's CRA performance utilizing a four-tiered descriptive rating system in lieu of the then existing five-tiered numerical rating system. The Company and the Bank will be subject to these regulations.

     DEPOSIT INSURANCE FUNDS ACT OF 1996. On September 30, 1996, Congress passed and the President signed in to law the Deposit Insurance Funds Act of 1996 ("DIFA"). Among other things, the DIFA, and rules promulgated thereunder by the FDIC, provide for banks and thrifts to share the annual interest expense for the Finance Corp. Bonds which were issued in the late 1980s to help pay the costs of the savings and loan industry restructuring. The approximate annual interest expense is $780 million of which BIF insured banks are expected to pay approximately $322 million or 41%, while SAIF insured thrifts will pay approximately $458 million or 59% of the interest expense. It is estimated that the annual assessment for BIF insured institutions will be approximately 1.2 cents per $100 of deposits, while SAIF insured institutions will pay 6.5 cents per $100 of deposits. These payments are to begin in 1997 and run through 1999. Beginning in the year 2000 and continuing through the year 2017, banks and thrifts will each pay 2.43 cents per $100 of deposits. These assessments will be in addition to any regular deposit insurance assessments imposed by the FDIC under FDICIA. See REGULATION AND SUPERVISION - Insurance on Deposit Accounts.

     INTERSTATE BANKING. Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, existing restrictions on interstate acquisitions of banks by bank holding companies were repealed on September 29, 1995, such that the Company and any other bank holding company would be able to acquire any Florida-based bank, subject to certain deposit percentage and other restrictions. The legislation also provides that, unless an individual state elects beforehand either (i) to accelerate the effective date or (ii) to prohibit out-of-state banks from operating interstate branches within its territory, on or after June 1, 1997, adequately capitalized and managed bank holding companies will be able to consolidate. De novo branching by an out-of-state bank would be permitted only if it is expressly permitted by the laws of the host state. The authority of a bank to establish and operate branches within a state will continue to be subject to applicable state branching laws. Florida has adopted legislation which will permit interstate acquisitions and interstate branching effective June 1, 1997. Florida law prohibits de novo branching by out of state banks.

     DEPARTMENT ASSESSMENT. State-chartered commercial banks are required by Department regulation to pay assessments to the Department to fund the operations of the Department. The general assessment, to be paid semiannually, is computed upon a bank's total assets, including consolidated subsidiaries, as reported in the bank's latest quarterly call report. The Bank will be required to pay such assessments semi-annually.

THE FEDERAL RESERVE SYSTEM

     The Federal Reserve regulations require banks to maintain non interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve regulations generally require that reserves of 3% must be maintained against aggregate transaction accounts of $49.3 million or less (subject to adjustment by the Federal Reserve) plus 10% (subject to adjustment by the Federal Reserve between 8% and 14%) against that portion of total transaction accounts in excess of $49.3 million. The first $4.4 million of otherwise reservable balances (subject to adjustments by the Federal Reserve) are exempted from the reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve may be used to satisfy liquidity requirements. Because required reserves must be maintained in the form of either vault cash, a noninterest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve, interest-earning assets of the Bank are reduced. The Company and the Bank will be subject to these requirements.


                     ORGANIZERS AND PRINCIPAL SHAREHOLDERS

     The following persons are Organizers of both the Company and Bank: John C. Bierley, Monroe E. Berkman, Troy A. Brown, Jr., Frank G. Cisneros, Lawrence H. Dimmitt, III, Timothy A. McGuire, Eric M. Newman, Chris A. Peifer, and A. Bronson Thayer. The Organizers, as a group, intend to subscribe for 305,000 Units in the Offering which will equal 43.57% of the 700,000 minimum Units required to be sold in order to release funds from the Subscription Escrow Agreement. In addition to the subscriptions committed to by the Organizers, the Organizers have indicated that they may be willing to subscribe for up to an additional 10% of the Units sold in the Offering. In any event, total purchases by the Organizers will not exceed 335,500 Units in the aggregate, which would equal 47.93% of the 700,000 minimum Units required to be sold in order to release funds from the Subscription Escrow Account.

     Mr. Timothy A. McGuire will be granted, at no cost to him, incentive stock options to purchase a minimum of 34,444 shares of the Company's common stock. Mr. McGuire may also be granted additional options under the Incentive Plans. All such options will have a minimum exercise price of $10.00 per share, exercisable at any time after the applicable vesting period, for ten years from the date of grant. See "MANAGEMENT - Executive Compensation."


     In order to provide funds for the payment of initial organizational and pre-opening expenses, the Organizers initially advanced $90,000 to the Company. The Company's obligation to repay these advances to the Organizers have been extinguished in exchange for the issuance of 900 shares of redeemable preferred stock from the Company at a price of $100 per share. The Company has issued an additional 3,000 shares of redeemable preferred stock to organizers at a price of $100,000 per share. The preferred stock is redeemable by the Company for the purchase price at any time after the release of funds by the escrow agent and will not mandate the payment of any dividend, but will have a distribution preference above common stock in the event of a dissolution of the Company. The preferred stock pays a dividend at the sole discretion of the Company. The Company intends to declare a dividend of 2% of the purchase price of the preferred stock within 30 days of the closing of the Offering.

     Each of the Organizers intend to purchase the number of Units set forth in the following Table. The table also specifies the percentage of Common Stock to be owned by the Organizers after completion of the Offering Period including the shares to be acquired by exercise of warrants and options.


                                                          MINIMUM
                                                          NUMBER OF
                                                          BENEFICIAL       PERCENT OF
NAME OF BENEFICIAL OWNER        NUMBER OF SHARES(1)       SHARES(2)        MINIMUM(3)     PERCENT OF MAXIMUM(4)
------------------------        -------------------       ----------       ----------     ---------------------
Monroe E. Berkman                      50,000               107,694          14.21%               6.91%
John C. Bierley                        40,000                87,694          11.73%               5.67%
Troy A. Brown, Jr.                     30,000                67,694           9.18%               4.40%
Frank G. Cisneros                      50,000               107,694          14.21%               6.91%
Lawrence H. Dimmitt, III               30,000                67,694           9.18%               4.40%
Timothy A. McGuire                     10,000                54,444           7.31%               3.53%
Eric M. Newman                         25,000                57,694           7.87%               3.76%
Chris A. Peifer                        20,000                47,694           6.55%               3.12%
A. Bronson Thayer                      50,000               107,694          14.21%               6.91%
                                      -------               -------      ---------               -----
TOTAL(5)                              305,000               705,996          64.12%(5)           37.14%(6)
                                      =======               =======      =========               =====

------------
(1)  Number of Shares to be purchased in the Offering.

(2) Includes shares purchased, as well as Warrants for the Shares to be issued in connection with the proposed purchase, as well as the proposed options pursuant to the Directors' Stock Option Plan and the Incentive Stock Option Plan.

(3) Individual minimum percentages based upon 700,000 Shares outstanding, plus individual Warrants for the Shares to be issued in connection with the proposed purchase, as well as individual proposed options pursuant to the Directors' Stock Option Plan and the Incentive Stock Option Plan.

(4) Individual maximum percentages based upon 1,500,000 Shares outstanding, plus individual Warrants for the Shares to be issued in connection with the proposed purchase, as well as individual proposed options pursuant to the Directors' Stock Option Plan and the Incentive Stock Option Plan.

(5) Total minimum percentage based upon 700,000 Shares outstanding, plus all Warrants to be acquired by Organizers and all Shares under the proposed Directors' Stock Option Plan and the Incentive Stock Option Plan. No assurances can be given that any Warrants will be exercised, and therefore, that any of the 700,000 Shares will ever be issued.

(6) Total maximum percentage based upon 1,500,000 Shares outstanding, plus all Warrants to be acquired by Organizers and all Shares under the proposed Directors' Stock Option Plan and the Incentive Stock Option Plan. No assurances can be given that any Warrants will be exercised, and therefore, that any of the 1,500,000 Shares will ever be issued.

     Each of the Organizers will acquire their Units during the Offering Period and, therefore, will acquire both Common Stock and Warrants exercisable in accordance with the terms set forth herein. While there can be no assurance that the Organizers will exercise their Warrant rights, it can be assumed that most or all will exercise such rights and will therefore acquire additional Common Stock during the 36-month period following the Effective Date of registration. See, "RISK FACTORS, Possible Dilution Resulting From Warrants."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY AND THE BANK

     The proposed directors and executive officers for the Company and the Bank are as follows:


     NAME                      POSITION WITH COMPANY  POSITION WITH BANK
     ----                      ---------------------  ------------------
     Monroe E. Berkman               Director              Director
     John E. Bierley                 Director              Director
     Troy A. Brown, Jr.              Director              Director
     Frank G. Cisneros               Director              Director
     Lawrence H. Dimmitt, III        Director              Director
     Timothy A. McGuire              President        President and CEO
     Eric M. Newman                  Director              Director
     Chris A. Peifer                 Director              Director
     A. Bronson Thayer           Chairman and CEO          Chairman

     COMPANY. Each of the above persons has been a director of the Company or a proposed director of the Bank since July 1, 1998. The initial Board of Directors of the Company consists of nine directors. The directors will be divided into three classes, designated Class I, Class II and Class III. Each class will consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of the Company's initial directors will expire at the first meeting of shareholders at which directors are elected. It is expected that the Company will hold an organizational meeting of the shareholders shortly after the Bank commences operations at which time the shareholders will be asked to elect Directors. Following the subsequent election of the Company's directors, the term of the Company's Class I directors will expire at the Company's next annual meeting of shareholders; the term of the Company's Class II directors will expire at the Company's second annual meeting of shareholders; and the term of the Company's Class III directors will expire at the Company's third annual meeting of shareholders. At each annual meeting of shareholders, successors to the class of directors whose term expires at the annual meeting will be elected for a three-year term. If the number of directors is changed, an increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class will hold office for a term that will coincide with the remaining term of that class, but in no event will a decrease in the number of directors shorten the term of any incumbent director. Any director elected to fill a vacancy not resulting in an increase in the number of directors will have the same remaining term as that of his predecessor. Except in the case of removal from office, any vacancy on the Board of Directors will be filled by a majority vote of the remaining directors then in office. The effect of the classified Board of Directors is to make it more difficult for a person, entity or group to effect a change in control of the Company through the acquisition of a large block of the Company's voting stock.

     Any director may be removed, with or without cause, at any regular or special meeting of shareholders called for that purpose, and the position filled by another person nominated and elected for that purpose by the affirmative vote of the holders of at least 66% of the outstanding shares of the Company's Common Stock. The Company's officers are appointed by the Board of Directors and hold office at the will of the Board.

     BANK. Each of the Bank's proposed directors will, upon approval of the Department, serve until the Bank's first annual shareholders meeting, which meeting will be held shortly after the Bank commences operations. It is anticipated that each interim director will be nominated to serve as director of the Bank at that meeting. After the first shareholders meeting, directors of the Bank will serve for a term of one year and will be elected each year at the Bank's annual meeting. The Bank's officers will be appointed by its Board of Directors and will hold office at the will of the Board.

     INITIAL DIRECTORS AND OFFICERS. The following is a brief description of the business, civic and educational experience of the initial Directors and
Officers:

     MONROE E. BERKMAN, AGE 58: Mr. Berkman has been with The Associated Group, Inc. and its predecessor, Associated Communications Corporation, Inc., for nearly 20 years and currently holds the title of Vice President. Additionally, he serves as President of W. SOL Tampa Bay, Inc. and the Monroe E. & Suzette M. Berkman Foundation.

     Mr. Berkman is a graduate of the University of Pennsylvania. He currently serves as a Trustee for Berkeley Preparatory School and The Tampa Museum of Art and is a member of the Board of Directors of The Tampa Marine Institute. Mr. Berkman has been a resident of Hillsborough County, Florida since 1973.

     JOHN C. BIERLEY, AGE 61: Mr. Bierley has been practicing law for over 30 years. He is a founding partner in the firm of Smith, Clark, Delesie, Bierley, Mueller & Kadyk, specializing in international law. Mr. Bierley received his B.A. and J.D. degrees from the University of Florida. He is admitted to practice by The Florida Bar and the United States Supreme Court.

     Mr. Bierley was a former director of Gulf Bay Bank of Florida and SouthTrust Bank of West Florida. He currently serves as Chairman, Tampa
     Bay Area Committee on Foreign Relations, and is a director of Cayman National Bank, Ltd., Inter-American Bar Association and the University of Florida Foundation. Mr. Bierley has been a resident of Hillsborough County, Florida since 1963.

     TROY A. BROWN, JR., AGE 64: Mr. Brown is President of RayBro/CED. Prior to that position, Mr. Brown served as President and Director of RayBro Electric Supplies, Inc.

     Mr. Brown is a graduate of Harvard College and received his J.D. degree from the University of North Carolina Law School. He is currently a member of the Florida Bar Association. He has been a past director of First Florida Bank, First Florida Banks, Inc., Exchange Bank of Tampa, Exchange Bank of Temple Terrace, Smally Transportation Co., Greater Tampa Chamber of Commerce and the National Association of Electrical Distributing. Mr. Brown is a lifetime resident of Hillsborough County, Florida.

     FRANK G. CISNEROS, AGE 56: Mr. Cisneros is President and Chief Executive Officer of Marman USA, Inc. He also currently serves as President of Westshore Holdings, Inc. Prior to these positions, Mr. Cisneros served as Chairman of the Board of Micro-Flo Co., Inc.

     Mr. Cisneros attended the University of Villanova, Havana, Cuba, and is a graduate of the University of Tampa. He was a former director of the Gulf Bay Bank of Tampa and SouthTrust Bank of West Florida, and served as the director of the Society of International Business Fellows. He has also served on the Board of Governors of the Greater Tampa Chamber of Commerce, as a Board member of the United Way of Tampa, the American Red Cross, and the Jesuit High School Foundation. Mr. Cisneros currently serves as Trustee for the Academy of the Holy Names Foundation, University of Tampa, Museum of Science and Industries (MOSI), the Henry B. Plant Museum, and is King XVII of the Krewe of the Knights of Saint Yago. Mr. Cisneros has been a resident of Hillsborough County, Florida since 1961.

     LAWRENCE H. DIMMITT, III, AGE 51: The Dimmitt family has been in the automobile dealership business in Clearwater, Florida, for over 75 years. Mr. Dimmitt has been involved as owner and operator of Dimmitt Chevrolet for over 25 years. He received his undergraduate degree from The University of the South and has attended graduate school at Emory University.

     Mr. Dimmitt serves on the Chevrolet National Dealer Council and has served as Past President of the Clearwater Auto Dealer's Association. He is a past director of the Bank of Clearwater and First Florida Bank of Clearwater. Mr. Dimmitt is a lifetime resident of Pinellas County, Florida.

     TIMOTHY A. MCGUIRE, AGE 49: Mr. McGuire has 25 years of broad-based commercial banking and bank management experience. From 1973 through 1981, he held various positions with Indiana

     National Bank, including Vice President and European Representative, London, England. Subsequently, Mr. McGuire joined Barnett Bank where he held various management positions throughout the Barnett system, including Vice President-Commercial Lending (Tampa), Vice President-U.S. Banking (Jacksonville), Senior Vice President & Manager-Commercial Lending (Jacksonville), Senior Vice President & Credit Manager (Atlanta, GA), Executive Vice President & Senior Loan Officer and Executive Vice President & Senior Credit Officer (Atlanta, GA). Most recently, Mr. McGuire participated in the successful establishment of First of America Bank as a commercial bank in West Central Florida, and served as the Senior Vice President and Senior Loan Officer, until this entity was acquired by South Trust.

     Mr. McGuire received his Bachelor of Arts degree from Purdue University and his Masters of Science in Management from the Krammert Graduate School, Purdue University. Mr. McGuire has been a resident of Hillsborough County, Florida since 1994.

     ERIC M. NEWMAN, AGE 50: Mr. Newman is President of J.C. Newman Cigar Company and has been with the company for over 25 years. Mr. Newman actively serves in the community as President, Rotary Club of Tampa, Board of Trustees, Congregation Schaarai Zedek, Board of Directors, Merchants Association of Florida, Board of Directors, University Club of Tampa and Board of Directors, Cigar Association of America. Mr. Newman was also selected as Community Hero to carry 1996 Olympic torch.

     Mr. Newman received his Bachelor of Arts degree from the University of the South, and his M.B.A. degree from Emory University. Mr. Newman also has business interest in the Luis Martinez Cigar Company and SERCO Company. Mr. Newman has been a resident of Hillsborough County, Florida since 1954.

     CHRIS A. PEIFER, AGE 50: Mr. Peifer is President of Tice Financial Services, Tampa, Florida and has held that position since 1987. Mr. Peifer was also a director of the Commercial Bank of Georgia from 1987 until 1995.

     Mr. Peifer received his Bachelor of Arts degree from Denison University in 1970 and his Masters in Business Administration from Northwestern University in 1972. Mr. Peifer has been a resident of Hillsborough County, Florida since 1987.

     A. BRONSON THAYER, AGE 58: Mr. Thayer is Managing director of The Investment Counsel Company. Prior to that position, Mr. Thayer was Chairman and Chief Executive Officer of First Florida Banks, Inc. He has also served as Executive Vice President and Chief Financial Officer of Lykes Bros., Inc. and as Vice President of Dominick & Dominick, Inc.

     Mr. Thayer is a graduate of Harvard College and received his MBA from New York University. He currently serves as a director of Lykes Bros., Inc. Mr. Thayer has also served on the boards of the Jacksonville Branch of the Federal Reserve Bank of Atlanta, LTV Corp., American Ship Building and Enron Corporation. Mr. Thayer has been a resident of Hillsborough County, Florida since 1972.

EXECUTIVE COMPENSATION

     The Organizers entered into an employment agreement with Timothy A. McGuire in September of 1998, to assist the Organizers with the formation of the Company and the Bank. Under the terms of the Agreement, Timothy A. McGuire will serve as a Director and President of the Company and is being paid a salary of $6,667 per month, plus a mileage allowance of $0.315 per mile for business use during the Bank's organizational phase. The understanding between the Organizers and Mr. McGuire is that Mr. McGuire will be employed by the Company as its President, and by the Bank as its President and Chief Executive Officer at an initial annual base salary of $120,000. The Agreement which initially is for a term of one year, also contains a commitment to grant, at no cost to him, an option to purchase a minimum of 34,444 Shares of Company Common Stock at $10.00 per Share. Such option would vest at the rate of 20% per year over five years, would expire 10 years from the grant date and would be subject to the terms of a qualified stock option plan adopted by the Company's Board of Directors and approved by its shareholders. Mr. McGuire will participate in such other benefit plans which the Bank makes available generally to all employees. The Bank may terminate Mr. McGuire for any reason upon majority vote of the Board of Directors. If, however, the termination is without cause, Mr. McGuire will be entitled to severance pay in an amount not to exceed the remainder due on his contract plus any incentive compensation which he may have been entitled to. The Board of Directors must review Mr. McGuire's performance annually, and determine whether to extend the Agreement for a one-year period. In the event of Mr. McGuire's termination for any reason, Mr. McGuire agrees not to become employed with any business enterprise who competes or intends to compete, directly or indirectly, with any office of the Company located in Hillsborough County for a period of 12 months following such termination.

TRANSACTIONS WITH AFFILIATES

     Mr. Timothy A. McGuire is the only Organizer or proposed director of the Company who has received any cash compensation for services rendered on behalf of the Company. See "MANAGEMENT - Executive Compensation." Once the Bank opens for business, it is anticipated that it will extend loans to the Bank's and/or the Company's Directors, their associates or members of their immediate families. Such loans will be made on substantially the same terms and conditions, including interest rates, collateral and credit underwriting procedures as those prevailing at the time for comparable transactions by the Bank with other similarly qualified persons.

STOCK OPTION PLANS

     INCENTIVE STOCK OPTION PLAN. The Company's Board of Directors has adopted an Incentive Stock Option Plan ("Plan"), subject to shareholder approval, for employees who are contributing significantly to the management or operation of the business of the Company or its subsidiaries as determined by the committee administering the Plan. The Plan is contingent upon approval by the Company's shareholders. The Plan provides for the grant of options at the discretion of a committee designated by the Board of Directors to administer the Plan. No person may serve as a member of the committee who is then eligible for a grant of options under the Plan or has been so eligible for a period of one year prior to his service on the committee. The option exercise price must be at least 100% (110% in the case of a holder of 10% or more of the Common Stock) of the fair market value of the stock on the date the option is granted, but in no case will the exercise price be less than the offering price contained herein. The options are exercisable by the holder thereof in full at any time following a vesting period and prior to their expiration in accordance with the terms of the Plan. Stock options granted pursuant to the Plan will expire on or before (i) the date which is the tenth anniversary of the date the option is granted, or (ii) the date which is the fifth anniversary of the date the option is granted in the event that the option is granted to a key employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary of the Company. The Company intends to grant to Mr. McGuire, at no cost to him, an option to purchase a minimum of 34,444 shares of the Company's common stock. See "MANAGEMENT - Executive Compensation."

     The Committee may grant a Limited Right simultaneously with the grant of any stock option, with respect to all or some of the Shares covered under the Plan. A Limited Right may not be exercised before six months from the date of the grant and may be exercised only if: (i) there is a change in control of the Company; (ii) the underlying option is eligible to be exercised; and (iii) the fair market value of the underlying Shares on the day of the exercise is greater than the exercise price of the related option. The Limited Right may be for no more than 100% of the difference between the exercise price and the fair market value of the common stock of the Company.

     DIRECTORS STOCK OPTION PLAN. The Company has adopted a non-qualified Directors Stock Option Plan ("Directors' Plan"), subject to shareholder approval. The Company intends to grant to each of the proposed Organizing directors options to purchase a minimum of 7,694 shares of common stock under the Directors Plan. The stock options, granted pursuant to the Directors' Plan at no cost to the Directors, will bear an exercise price of $10.00 per share. The Directors' Plan will be designed to provide incentive compensation to directors in the event that the Company's common stock increases in value during the term of such options. The Directors' Plan is subject to shareholder approval following the Bank's commencement of business. See "ORGANIZERS AND PRINCIPAL SHAREHOLDERS."

KEY-MAN LIFE INSURANCE

     The Company has purchased "key-man" life insurance policy ("Policy") insuring the life of Mr. McGuire in the amount of $250,000. Should Mr. McGuire die during the organizational process the Company may elect to terminate the Offering and refund all subscription proceeds to the Subscribers or the Company may seek a qualified replacement which would delay the commencement of operations and increase pre-opening expenses.

                      ARTICLES OF INCORPORATION - SUMMARY

GENERAL

     The authorized capital stock of the Company is 10,000,000 shares of Common Stock, par value, $0.01 per share, of which no shares are presently outstanding and 2,000,000 shares of preferred stock, of which 3,900 shares are presently held by organizers. See "ORGANIZERS AND PRINCIPAL SHAREHOLDERS."

COMMON STOCK

     The holders of Common Stock are entitled to elect the members of the Board of Directors of the Company and such holders are entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of the Company. No holder of any class of stock of the Company has preemptive rights with respect to the issuance of shares of that or any other class of stock and the Common Stock is not entitled to cumulative voting rights with respect to the election of directors.

     The holders of Common Stock are entitled to dividends and other distributions if, as, and when declared by the Board of Directors out of assets legally available therefore. Upon the liquidation, dissolution or winding up of the Company, the holder of each share of Common Stock will be entitled to share equally in the distribution of the Company's assets. The holders of Common Stock are not entitled to the benefit of any sinking fund provision. The shares of Common Stock of the Company are not subject to any redemption provisions, nor are they convertible into any other security or property of the Company. All shares of Common Stock outstanding upon completion of this Offering will be, fully paid and nonassessable.

SPECIAL MEETING OF SHAREHOLDERS

     A special meeting of the shareholders may be called by a resolution adopted by a majority of the Board of Directors, the Chairman of the Board or the President of the Company, or by shareholders holding at least 20% of the outstanding shares of the Company.

INDEMNIFICATION

     The Company's Articles provide for the indemnification of directors and executive officers to the maximum extent permitted by Florida law.

PREFERRED STOCK


     The Board of Directors has the authority to provide for the issuance of Preferred Stock in series and to determine the number of shares of each series and the designation, powers, preferences and rights of each series. The Board of Directors has provided for the issuance of Class A preferred stock for the purpose of funding pre-opening expenses. Class A Preferred Stock is non-voting stock which pay no mandatory dividend. The Company has issued an additional 3,000 shares of redeemable preferred stock to organizers at a price of $100.00 per share. The preferred stock is redeemable by the Company for the purchase at any time after the release of funds by the escrow agent and will not mandate the payment of any dividend, but will have a distribution preference above common stock in the event of a dissolution of the Company. The preferred stock pays a dividend at the sole discretion of the Company. The Company intends to declare a dividend of 2% of the purchase price of the preferred stock within 30 days of the closing of the Offering. In the event of a dissolution, the Class A Preferred Stock will have a distribution preference over Common Stock.


     The Company will require the payment of a $10.00 transfer fee with regard to all requests for cancellation and re-issue of the Company's shares after the initial issue of share certificates. No such fee will be required for shares originally issued, or issued in exchange for Warrants.

ANTI-TAKEOVER PROVISIONS

     The following sets forth a general summary of certain provisions of the Company's Articles which may be deemed to have an "anti-takeover effect or otherwise restrict sales of the Company's Common Stock." Despite the belief of the Board of Directors of the Company that these restrictive provisions are in the best interest of the shareholders, these provisions may have the effect of discouraging a future takeover attempt which would not be approved by the Company's Board of Directors, but pursuant to which shareholders might receive a premium for their Common Stock over current market prices or the effect of precluding other corporate action that a majority of the shareholders felt were in their best interest. As a result, shareholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions may also render the removal of the Board of Directors of the Company and management more difficult. Finally, certain restrictive provisions might make it difficult or impossible to sell Common Stock to persons other than existing shareholder or the Company or might delay such a sale to such an extent as to cause a substantial hardship on the selling shareholder.

     AUTHORIZED SHARES. The authorized shares of Common Stock were authorized in an amount greater than that to be issued in this Offering to provide the Company's Board of Directors with as much flexibility as possible to effect, among other things, financing, acquisitions, stock dividends, stock splits and employee stock option transactions. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Company's Board currently has no plans for the issuance of any additional Preferred Common Stock other than the issuance of shares of Common Stock in this Offering.

     DIRECTORS. The Company's directors are divided into three classes, with the term of office of the first class (Class I) to expire at the 1999 Annual Meeting of Shareholders, the term of office of the second class (Class II) to expire at the 2000 Annual Meeting, and the term of office of the third class (Class III) to expire at the 2001 Annual Meeting. Any director, or the entire Board of Directors, may be removed from office by the affirmative vote of the holders of at least 60% of the voting power of all of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

     BUSINESS COMBINATIONS. The Articles require the affirmative vote or consent of the holders of at least 66% of the shares of voting stock, voting together as a single class, to approve any merger, consolidation, disposition of all or a substantial part of the assets of the Company or a subsidiary of the Company, exchange of securities requiring shareholder approval or liquidation of the Company.

     The Board of Directors of the Company, when evaluating any offer of another "Person" (as defined in the Articles) to: (i) make a tender or exchange offer for any equity security of the Company; (ii) merge or consolidate the Company with another corporation or entity; or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, shall, in connection with the exercise of its judgement in determining what is in the best interest of the Company and its shareholders, give due consideration to all relevant factors, including, without limitation: (1) the social and economic effect of acceptance of such offer on the Company's present and future customers and employees and those of its subsidiaries in the communities in which its subsidiaries operate or are located; (2) on the ability of the Company to fulfill its corporate objectives as a financial bank holding company; and (3) on the ability of its subsidiary financial banks to fulfill the objectives of such banks under applicable statutes and regulations.

     AMENDMENT OF THE ARTICLES. Generally, amendments to the Articles must be approved by a majority affirmative vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock. However, the affirmative vote of 66% of the outstanding shares held by shareholders entitled to vote is required to amend sections of the Articles which deal with Special Meetings of Shareholders and Business Combinations.


                               LEGAL PROCEEDINGS

     There are no material pending legal proceedings to which the Company or the proposed Bank is a party or of which any of their properties are subject; nor are there material proceedings known to the Company contemplated by any governmental authority; nor are there material proceedings known to the Company, pending or contemplated, in which any director, officer or affiliate or any proposed principal security holder of the Company, or any associate of any of the foregoing is a party or has an interest adverse to the Company or the Bank.

                                 LEGAL MATTERS

     Certain legal matters in connection with the shares of Common Stock offered hereby will be passed upon for the Company by Igler & Dougherty, P.A., Park Tower - Suite 2625, 400 North Tampa Street, Florida 32602, counsel to the Company.

                                    EXPERTS

     The financial statements of the Company for the period from May 18, 1998 (date of incorporation) to June 30, 1998 and as of June 30, 1998, included elsewhere in the Registration Statement have been included in reliance upon the reports of Hacker, Johnson, Cohen & Grieb, PA, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing matters.


                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission, 450 Fifth Street Northwest, Washington, D.C. 20549, a Form SB-2 Registration Statement (herein, together with all amendments thereto, called the "Registration Statement") under the 33 Act, as amended, with respect to the shares of Common Stock offered hereby. This filing was made electronically through EDGAR. This Prospectus does not contain all of the information included in the Registration Statement. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and the exhibits and schedules thereto. A complete copy of the document may be obtained at the Securities and Exchange Commission's web site located at http://www.sec.gov.






                    [Financial Statements Follow This Page]

                        FLORIDA BUSINESS BANCGROUP, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                         INDEX TO FINANCIAL STATEMENTS





                                                                                          PAGE
                                                                                          ----
    Independent Auditors' Report.......................................................    F-2

    Balance Sheet at September 30, 1998 (unaudited) and June 30, 1998..................    F-3

    Statements of Operations for the three months ended September 30, 1998
             (unaudited), for the Period from May 18, 1998 (Date of
             Incorporation) to June 30, 1998 and for the Period from May 18,
             1998 (Date of Incorporation) to September 30, 1998 (unaudited)............    F-4

    Statement of Stockholders' Equity for the Period from May 18, 1998 (Date of
             Incorporation) to September 30, 1998 (unaudited)..........................    F-5

    Statements of Cash Flows for the three months ended September 30, 1998
             (unaudited), for the Period from May 18, 1998 (Date of
             Incorporation) to June 30, 1998 and for the Period from May 18,
             1998 (Date of Incorporation) to September 30, 1998 (unaudited)............    F-6

    Notes to Financial Statements as of June 30, 1998 and September 30, 1998
             (unaudited) and for the three months ended September 30, 1998
             (unaudited), for the Period from May 18, 1998 (Date of
             Incorporation) to June 30, 1998 and for the Period from May 18,
             1998 (Date of Incorporation) to September 30, 1998 (unaudited)............ F-7 - F-8





All schedules have been omitted because of the absence of the conditions under which they are required or because the required information is included in the financial statements and related notes.

                          INDEPENDENT AUDITORS' REPORT



Board of Directors
Florida Business BancGroup, Inc.
Tampa, Florida:

We have audited the accompanying balance sheet of Florida Business BancGroup, Inc. (a development stage company) (the "Company") at June 30, 1998, and the related statements of operations, and cash flows for the period from May 18, 1998 (Date of Incorporation) to June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at June 30, 1998, and the results of its operations and its cash flows for the period from May 18, 1998 (Date of Incorporation) to June 30, 1998, in conformity with generally accepted accounting principles.



HACKER, JOHNSON, COHEN & GRIEB PA
Tampa, Florida
September 29, 1998

                        FLORIDA BUSINESS BANCGROUP, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS



                                                                SEPTEMBER 30,         JUNE 30,
                                                                    1998                1998
                                                                --------------       ---------
                                                                 (UNAUDITED)
                          ASSETS
Cash.........................................................     $ 13,474             51,637
Deposit......................................................        4,055                  -
                                                                  --------           --------
        Total................................................     $ 17,529             51,637
                                                                  ========           ========
    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Advances from organizers.....................................            -             80,000
                                                                  --------           --------
Stockholders' equity (deficit):
  Preferred stock:
    Designated Series A, $0.01 par value, redeemable at $100
      per share, 1,000 shares, 900 issued and outstanding....       90,000                  -
    Nondesignated, no par value, 1,999,000 shares authorized,
      none issued or outstanding.............................            -                  -
  Common Stock, $0.01 par value 10,000,000 shares authorized,
    none issued or outstanding...............................            -                  -
  Accumulated deficit........................................      (72,471)           (28,363)
                                                                  --------           --------
   Total stockholders' equity (deficit)....................         17,529            (28,363)
                                                                  --------           --------
   Total...................................................       $ 17,529             51,637
                                                                  ========           ========


See Accompanying Notes to Financial Statements.

                        FLORIDA BUSINESS BANCGROUP, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF OPERATIONS







                                                          PERIOD FROM MAY 18,   PERIOD FROM MAY 18,
                                                             1998 (DATE OF         1998 (DATE OF
                                    THREE MONTHS ENDED    INCORPORATION) TO      INCORPORATION) TO
                                    SEPTEMBER 30, 1998       JUNE 30, 1998       SEPTEMBER 30, 1998
                                    ------------------    --------------------  -------------------
                                       (UNAUDITED)                                  (UNAUDITED)                   -
Income...........................       $       -                     -                     -
                                        ---------              --------              --------

Salaries and employee benefits             19,483                14,353                33,836
Organizational costs.............          23,350                13,500                36,850
Other expenses...................           1,275                   510                 1,785
                                        ---------              --------              --------
      Total expenses.............          44,108                28,363                72,471
                                        ---------              --------              --------
      Net loss...................       $ (44,108)              (28,363)              (72,471)
                                        =========              ========              ========

See Accompanying Notes to Financial Statements.

                        FLORIDA BUSINESS BANCGROUP, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                        STATEMENT OF STOCKHOLDERS EQUITY

            FOR THE PERIOD FROM MAY 18, 1998 (DATE OF INCORPORATION)
                             TO SEPTEMBER 30, 1998






                                                DESIGNATED
                                         SERIES A PREFERRED STOCK                       TOTAL STOCKHOLDERS'
                                         ------------------------      ACCUMULATED            EQUITY
                                           SHARES        AMOUNT          DEFICIT             (DEFICIT)
                                           ------        ------        -----------      -------------------
Balance at May 18, 1998 (date of
  incorporation).......................        -         $     -               -                    -

Net loss for the period ended
  June 30, 1998........................        -               -         (28,363)             (28,363)
                                             ---         -------         --------             --------

Balance at June 30, 1998...............        -               -         (28,363)             (28,363)

Conversion of advances from organizers
  to 900 shares of designated Series A
  preferred stock (unaudited)..........      900          90,000               -               90,000

Net loss for the three months ended
  September 30, 1998 (unaudited).......        -               -         (44,108)             (44,108)
                                             ---         -------         --------             --------
Balance at September 30, 1998
  (unaudited)..........................      900         $90,000         (72,471)              17,529
                                             ===         =======         ========             ========

See Accompanying Notes to Financial Statements.

                        FLORIDA BUSINESS BANCGROUP, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                               Period from May 18,    Period from May 18,
                                                                                  1998 (Date of          1998 (Date of
                                                         Three Months Ended     Incorporation) to      Incorporation) to
                                                         September 30, 1998       June 30, 1998        September 30, 1998
                                                         ------------------    -------------------    -------------------
                                                            (unaudited)                                   (unaudited)
Cash flows used in administrative activities during the
  development stage:
    Net loss...........................................      $(44,108)               (28,363)              (72,471)
                                                             ---------               --------              --------
Cash flows from operating activities -
    Increase in deposit................................        (4,055)                      -               (4,055)
                                                             ---------               --------              --------

Cash flows from financing activities -
    Advances from organizers...........................         10,000                 80,000                90,000
                                                             ---------               --------              --------

Net increase in cash...................................       (38,163)                 51,637                13,474

Cash at beginning of period............................         51,637                      -                     -
                                                             ---------               --------              --------

Cash at end of period..................................      $  13,474                 51,637                13,474
                                                             =========               ========              ========
Supplemental disclosures of noncash investing
    activities:
       Conversion of advances from organizers
       to 900 shares of designated Series A
       preferred stock.................................         90,000                      -                90,000
                                                             =========               ========              ========

See Accompanying Notes to Financial Statements.

                        FLORIDA BUSINESS BANCGROUP, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

    AS OF JUNE 30, 1998 AND SEPTEMBER 30, 1998 (UNAUDITED) AND FOR THE THREE
        MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED), FOR THE PERIOD FROM
       MAY 18, 1998 (DATE OF INCORPORATION) TO JUNE 30, 1998 AND FOR THE
              PERIOD FROM MAY 18, 1998 (DATE OF INCORPORATION) TO
                         SEPTEMBER 30, 1998 (UNAUDITED)



(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    GENERAL. Florida Business BancGroup, Inc. (the "Company") was incorporated on May 18, 1998 in the State of Florida for the purpose of operating as a bank holding company. The Company and its planned subsidiary Bay Cities Bank (the "Bank") will be located in Tampa, Florida. As of June 30, 1998, neither the Company nor the Bank has commenced business operations, and neither will do so until the Offering Period is completed and the requisite approvals of the Florida Department of Banking and Finance ("Department"), the Federal Deposit Insurance Corporation ("FDIC") and the Board of Governors of the Federal Reserve System ("Federal Reserve") are obtained. Therefore, with the exception of organizational costs, accounting policies have not been established. All organizational costs have been expensed as incurred. The Company has adopted a fiscal year end of December 31.

    ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) RELATED PARTIES
    The Company has appointed one of its Organizers as the President and Chief
       Executive Officer of the Company.

(3) ADVANCES FROM ORGANIZERS
    To provide an initial source of funds with which to pay organizational and pre-opening expenses, Organizers have made contributions of $80,000 as of June 30, 1998. On September 29, 1998, these advances and an additional $10,000 advance were converted into 900 shares of the Company's Series A preferred stock.

(4) SALE OF COMMON SHARES
    The Company plans to offer a minimum of 700,000 units and a maximum of 1,500,000 units in a public offering. The units will be offered at $10 each and will include one common share and one warrant. The Company expects to incur expenses of approximately $30,000 in offering costs related to this offering.

(5) WARRANTS
    The Company has adopted a warrant plan which provides for up to 1,500,000 warrants to be issued in conjunction with the sale of the Company's common stock. Each warrant will entitle the holder to purchase one share of common stock for $10 anytime during a thirty-six month period, however, the Company has the option to accelerate the warrant exercise period.

(6) SUBSEQUENT EVENTS
    ESTABLISHMENT OF LINE OF CREDIT. On September 22, 1998, the Company obtained a commitment for a line of credit from a bank to fund additional organizational and preopening expenses. The line will be for $300,000, will bear interest at prime less 1%, will be due in one year and will be guaranteed by the Company's Organizers.

    LEASE ON TEMPORARY OFFICE SPACE. On September 3, 1998, the Company entered into an agreement to lease temporary office space. The lease term is eleven months and provides for a monthly rental of $4,045. The Company is negotiating the lease on its permanent office facilities.

                                   APPENDIX A
                            ARTICLES OF INCORPORATION
                                       AND
                        AMENDED ARTICLES OF INCORPORATION

                            ARTICLES OF INCORPORATION
                                       OF

                        FLORIDA BUSINESS BANCGROUP, INC.


           In compliance with the requirements of Chapter 607, Florida Statutes, the undersigned, being a natural person, does hereby act as an incorporator in adopting and filing the following Articles of Incorporation for the purpose of organizing a business corporation.

                                ARTICLE I - NAME

           The name of the corporation is Florida Business BancGroup, Inc. ("Corporation"). The initial street address of the principal office of the Corporation is Park Tower, 400 N. Tampa Street, Suite 2625, Tampa, Florida 33602 or at such other place within the State of Florida as the Board of Directors may designate.

                         ARTICLE II - NATURE OF BUSINESS

           The Corporation may engage in or transact any or all lawful activities or business permitted under the laws of the United States and the State of Florida, or any other state, country, territory or nation.

                           ARTICLE III - CAPITAL STOCK

           The maximum number of shares this Corporation is authorized to issue is 10,000,000, all of which shall be common shares (Common Shares). All Common Shares shall be identical with each other in every respect and the holders of Common Shares shall be entitled to one vote for each share on all matters on which shareholders have the right to vote.


            ARTICLE IV - INITIAL REGISTERED AGENT AND STREET ADDRESS

           The name of the registered agent is Igler & Dougherty, P.A., 1501 Park Avenue East, Tallahassee, Florida 32301, which address is also the address of the Registered Office of the Corporation.

                              ARTICLE V - DIRECTORS

           The initial Board of Directors shall consist of five (5) members. The names and address of the person who will serve on the initial Board of Directors is:

                  NAME                             ADDRESS
                  ----                             -------
           Timothy A. McGuire        Park Tower, 400 N. Tampa Street, Suite 2625
                                     Tampa, Florida  33602

                           ARTICLE VI - INCORPORATORS

           The names and street addresses of the persons signing these Articles of Incorporation are:

                 NAME                       ADDRESS
                 ----                       -------
           Herbert D. Haughton       Igler & Dougherty, P.A.
                                     1501 Park Avenue East
                                     Tallahassee, Florida 32301


                          ARTICLE VII - INDEMNIFICATION

           The Corporation shall indemnify its directors, officers, employees, and agents to the fullest extent permitted by Florida law.


                            ARTICLE XIII - AMENDMENT

           The Corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation in the manner prescribed by Chapter 607, Florida Statutes, and all rights conferred upon shareholders are granted subject to this reservation;


           IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation this 7th day of May, 1998.


                                               /s/  Herbert D. Haughton
                                               --------------------------------
                                               Herbert D. Haughton
                                               Incorporator/General Counsel

                          CERTIFICATE OF DESIGNATION OF
                       REGISTERED AGENT/REGISTERED OFFICE


PURSUANT TO THE PROVISIONS OF SECTION 607.0501, FLORIDA STATUTES, THE UNDERSIGNED CORPORATION, ORGANIZED UNDER THE LAWS OF THE STATE OF FLORIDA, SUBMITS THE FOLLOWING STATEMENT IN DESIGNATING THE REGISTERED THE REGISTERED OFFICE/REGISTERED AGENT, IN THE STATE OF FLORIDA.



1. The name of the corporation is Florida Business BancGroup, Inc.


2. The name and address of the registered agent and office is:


                              Igler & Dougherty, P.A.

                              1501 Park Avenue East

                              Tallahassee, Florida 32301



Having been named as registered agent and to accept service of process for the above stated corporation at the place designated in this certificate, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent.


IGLER & DOUGHERTY, P.A.



By: /s/ Herbert D. Haughton                                  May 7, 1998
    -----------------------------------                   --------------------
    Herbert D. Haughton, Secretary                               Date

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                        FLORIDA BUSINESS BANCGROUP, INC.


         Pursuant to Section 607.1005, Florida Statutes, Florida Business BancGroup, Inc. ("Corporation") adopts the following Articles of Amendment to its Articles of Incorporation dated May 18, 1998.


                                    ARTICLE I

           Article III is hereby amended to read:

                          ARTICLE III - CAPITAL STOCK.

           SECTION 1 - CLASSES OF STOCK: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 12,000,000, consisting of:

           A. 2,000,000 shares of preferred stock ("Preferred Stock"); and

           B. 10,000,000 shares of common stock, par value one cent ($0.01) per share ("Common Stock").

           SECTION 2 - COMMON STOCK: There shall be one class of Common Stock. Each share of Common Stock shall have the same relative rights and be identical in all respects with every other share of Common Stock. The holders of Common Stock are entitled to elect the members of the Board of Directors of the Company and such holders are entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of the Company. Each holder of Common Stock is entitled to one vote per share. No holder of any class of stock of the Company has preemptive rights with respect to the issuance of shares of that or any other class of stock and the Common Stock is not entitled to cumulative voting rights with respect to the election of directors.

           SECTION 3 - PREFERRED STOCK: The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable laws of the State of Florida (such certificate being hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series and to fix the slated value, designation, powers, preferences and right of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

                                   ARTICLE II

           Article V is hereby amended to read:

             ARTICLE V - MANAGEMENT OF THE BUSINESS OF THE COMPANY.

           SECTION 1 - AUTHORITY OF THE BOARD: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by the Florida Statutes or by these Articles of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

           SECTION 2 - ACTION BY SHAREHOLDERS: Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called Annual or Special Meeting of Shareholders of the Corporation and may not be effected by any consent in writing by such shareholders.

           SECTION 3 - SPECIAL MEETING OF SHAREHOLDERS: Special Meeting of shareholders of the Corporation may be called by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption), the Chairman of the Board or the President of the Corporation, or by shareholders holding at least 20% of the outstanding shares of the Corporation.


                                   ARTICLE III

           Article VI is hereby amended to read:

                             ARTICLE VI - DIRECTORS.

           SECTION 1 - NUMBER OF DIRECTORS: The Board of Directors of the Corporation shall be comprised of not less than three (3) nor more than fifteen
(15) directors and shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Full Board as set forth in the Corporation's Bylaws. The Board of Directors is authorized to increase the number of directors by no more than two and to immediately appoint persons to fill the new director positions until the next Annual Meeting of Shareholders, at which meeting the new director positions shall be filled by persons elected by the shareholders of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

           SECTION 2 - ELECTION AND TERM: Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The term of the initial directors of the Corporation expires at the first shareholders' meeting at which directors are elected.

           SECTION 3 - CLASSES: The Directors shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class (Class I) to expire at the 1999 Annual Meeting of the Shareholders, the term of office of the second class (Class II) to expire at the 2000 Annual Meeting of Shareholders and the term of office of the third class (Class III) to expire at the 2001 Annual Meeting of Shareholders. At each Annual Meeting of Shareholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding Annual meeting of Shareholders after their election.

           SECTION 4 - VACANCIES: Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors of any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum. Directors so chosen shall hold office for a term expiring at the next Annual Meeting of Shareholders. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

           SECTION 5 - NOTICE: Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

           SECTION 6 - REMOVAL BY SHAREHOLDERS: Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time by the affirmative vote of the holders of at least 66% of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.


                                   ARTICLE IV

           The following Article VIII is hereby adopted and incorporated into the Articles of Incorporation:

                       ARTICLE VIII - ACQUISITION OFFERS.

           The Corporation shall not be merged or consolidated with another corporation or entity and the Corporation shall not sell or otherwise dispose of all or substantially all of the properties or assets of the Corporation unless such merger, consolidation, sale or disposition is approved by a vote of at least 66% of the outstanding shares of common stock of the Corporation.

           The Board of Directors of the Corporation, when evaluating any offer of another Person to: (i) make a tender or exchange offer for any equity security of the Corporation, (ii) merge or consolidate the Corporation with another corporation or entity, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its shareholders, give due consideration to all relevant factors including, without limitation, the social and economic effect of acceptance of such offer on the Corporation's present and future customers and employees and those of its Subsidiaries; on the communities in which the Corporation and its Subsidiaries operate or are located; on the ability of the Corporation to fulfill its corporate objectives as a financial institution holding company and on the ability of its subsidiary financial institutions to fulfill the objectives of such institutions under applicable statutes and regulations.


                                    ARTICLE V

Articles XIII is hereby amended to read:

                            ARTICLE IX - AMENDMENTS.

           The Corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation in the manner prescribed by Chapter 607, Florida Statutes, and all rights conferred upon shareholders are granted subject to this reservation; however, an affirmative vote of at least 66% of the outstanding common stock of the Corporation shall be necessary to amend Articles VIII and Article V, Section 6 of these Articles.


                                   ARTICLES VI

           These amendments were adopted by the Incorporators without shareholder action prior to the issuance of any shares of the Corporation and shareholder action was, therefore, not required.


                                   ARTICLE VII

           The date of each amendment adopted is the date of the execution of these Articles.


           IN WITNESS WHEREOF, the undersigned Incorporator has executed these Articles of Amendment to the Articles of Incorporation of Florida Business Bancgroup, Inc. this 28th day of September, 1998.


                                          /s/ Herbert D. Haughton
                                          -------------------------------------
                                          Herbert D. Haughton
                                          Incorporator/General Counsel

                                   APPENDIX B

                                ESCROW AGREEMENT

                      INDEPENDENT BANKERS' BANK OF FLORIDA


                                ESCROW AGREEMENT

         This Escrow Agreement is entered into and effective this ____ day of _______, 1998, by and between Florida Business Bancgroup, Inc., a Florida corporation (the "Company") and the Independent Bankers' Bank of Florida ("Escrow Agent" or "Agent").


                              W I T N E S S E T H:

      WHEREAS, the Company, proposes to offer for sale up to 1,500,000 shares of its $ 0.01 par value common stock (the "Common Stock"), which shares shall be registered under the Securities Act of 1933, as amended, at a price of $10.00 each, in minimum subscriptions of 2,000 shares ("Offering"); and

      WHEREAS, the Company has requested the Escrow Agent to serve as the depository for the payment of subscription proceeds ("Subscription Payment(s) or Funds") received by the Company from investor(s) who are subscribing to purchase shares of Common Stock in the Company pursuant to, and in accordance with, the terms and conditions contained in the Company's Prospectus dated _________, 1998 and an executed Unit Order Form and Certification ("Unit Order Form"); and

      WHEREAS, the Offering will terminate at 5:00 P.M., Local Time, 90 Days after the Effective Date of the Company's Registration Statement, unless extended by the Company for up to an additional 90 days ("Offering Period").

NOW THEREFORE, in consideration of the premises and understandings contained herein, the parties agree as follows:

      (1) The Company hereby appoints and designates the Escrow Agent for the purposes set forth herein. The Escrow Agent acknowledges and accepts said appointment and designation. The Company understands that the Escrow Agent, by accepting said appointment and designation, in no way endorses the merits of the offering of the shares described herein. The Company agrees to notify any person acting on its behalf that the position of Escrow Agent does not constitute such an endorsement, and to prohibit said persons from the use of the Agent's name as an endorser of such offering. The Company further agrees to allow the Escrow Agent to review any sales literature in which the Agent's name appears and which is used in connection with such offering.

      (2) The Company shall deliver all Subscription Payments received to the Escrow Agent (Independent Bankers' Bank of Florida, Attn: Customer Service Group) in the form in which they are received by noon of the fifth (5th) business day after their receipt by the Company, and the Company shall deliver to the Escrow Agent within fifteen (15) calendar days after receipt, copies of written acceptances of the Company for shares in the Company for which the Subscription Funds represent payment. Upon receipt, the Escrow Agent shall immediately deposit such funds into the escrow account. The Company shall also deliver to the Escrow Agent completed copies of Unit Order Forms for each subscriber, along with such subscriber's name, address, number of shares subscribed and social security or taxpayer identification number.

      (3) Subscription Funds shall be held and disbursed by the Escrow Agent in accordance with the terms of this Agreement.

      (4) In the event any Subscription Payment is dishonored for payment for any reason, the Escrow Agent agrees to orally notify the Company thereof as soon as practicable and to confirm same in writing and to return the dishonored Subscription Funds to the Company in the form in which they were delivered.

      (5) Should the Company elect to accept a subscription for less than the number of shares shown in the purchaser's Unit Order Form, by indicating such lesser number of shares on the written acceptance of the Company transmitted to the Escrow Agent, the Escrow Agent shall, upon separate instruction from the Company, remit within ten (10) days to such subscriber at the address shown in his Unit Order Form that amount of his Subscription Payment in excess of the amount which constitutes full payment for the number of subscribed shares accepted by the Company as shown in the Company's written acceptance, without interest or diminution. Said address shall be provided by the Company to the Escrow Agent as requested.

      (6) Definitions as used herein:

          (a) "Total Receipts" shall mean the sum of all Subscription Payments delivered to the Escrow Agent pursuant to Paragraph (3) hereof, less: (i) all Subscription Funds returned pursuant to Paragraphs (4) and (5) hereof; and (ii) all Subscription Funds which have not been paid by the financial institution upon which they are drawn.

          (b) "Expiration Date" shall mean 5:00 P.M., Local Time, 90 days after the Effective Date of the Company's Registration Statement dated _____________, 1998; provided, however, in the event that the Escrow Agent is given oral notification followed in writing, by the Company that it has elected to extend the offering to a date not later than 90 additional days, then the Expiration Date shall mean 5:00 P.M., Local Time, on the date to which the offering has been extended. The Company will notify the Escrow Agent of the effective date of the Prospectus as soon as practicable after such date has been determined.

          (c) "Closing Date" shall mean the business day on which the Company, after determining that all of the Offering conditions have been met, selects in its sole discretion. The Closing Date shall be confirmed to the Escrow Agent in writing by the Company.

          (d) "Escrow Release Conditions" shall mean that (i) the Company has not canceled the Offering, and (ii) that the Company has received preliminary approval from the appropriate regulatory entity to charter the Bank as well as preliminary approval for deposit insurance from the FDIC.

      (7) If, on or before the Expiration Date, (i) the Total Receipts held by the Escrow Agent equal or exceed $7,000,000 and (ii) the Company has certified to the Agent that, upon receipt of the net proceeds of the offering (after the deduction of all fees, commissions, and other expenses of the offering): (a) the Company will have stockholders' equity of at least $6,000,000; and (b) the Escrow Release Conditions have been consummated, the Escrow Agent shall:

          (a) No later than 10:00 A.M., Local Time, one day prior to Closing Date (as that term is defined herein), deliver to the Company all Subscription Documents provided to the Escrow Agent; and

          (b) On the Closing Date, no later than 10:00 o'clock A.M., Local Time, upon receipt of 24-hour written instructions from the Company, remit all amounts representing Subscription Funds, plus any profits or earnings, held by the Escrow Agent pursuant hereto to the Company in accordance with such instructions.

      (8) If (i) the Escrow Release Conditions are not met by the Expiration Date, or (ii) the offering is canceled by the company at any time prior to the Expiration Date, then the Escrow Agent shall promptly remit to each subscriber at the address set forth in his Unit Order Form an amount equal to the amount of his Subscription Payments thereunder, plus any profits or earnings thereon to the extent that such profits or earnings are not payable to the Company under paragraph (9) of this Escrow Agreement. The earnings accruing to any individual subscriber under this paragraph shall be a prorated share of the gross earnings on all funds under escrow, weighted by the amount and the duration of the funds tendered for the individual subscription. Under no circumstances will earnings accrue to any subscription canceled for any reason other than those provided for in this paragraph.

      (9) Pending disposition of the Subscription Funds under this Agreement, the Escrow Agent will invest collected Subscription Funds, in $1,000 increments above a maintained balance of $50,000, in overnight repurchase agreements collateralized at 102% with obligations of the United States Treasury or United States Government Agencies. These repurchase agreement transactions will earn interest at a rate of 35 basis points below the daily Overnight Fed Funds Sold rate. The Escrow Agent shall pay such investment interest to the Company upon written instruction from the Company for the purpose of paying or reimbursing the Company for pre-opening or organizing expenses.

      (10) The obligations as Escrow Agent hereunder shall terminate upon the Agents transferring all funds held hereunder pursuant to the terms of Paragraphs
(7) or (8) herein, as applicable.

      (11) The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, or other paper or document which the Agent believes to be genuine and what it purports to be.

      (12) The Escrow Agent shall not be liable for anything which the Agent may do or refrain from doing in connection with this Escrow Agreement, except for the Agent's own gross negligence or willful misconduct.

      (13) The Escrow Agent may confer with legal counsel in the event of any dispute or questions as to the construction of any of the provisions hereof, or the Agent's duties hereunder, and shall incur no liability and shall be fully protected in acting in accordance with the opinions and instructions of such counsel. Any and all expenses and legal fees in this regard will be paid by the Company.

      (14) In the event of any disagreement between the Company and any other person resulting in adverse claims and demands being made in connection with any Subscription Funds involved herein or affected hereby, the Agent shall be entitled to refuse to comply with any such claims or demands as long as such disagreement may continue, and in so refusing, shall make no delivery or other disposition of any Subscription Funds then held under this Agreement which are the subject of such disagreement, and in so doing shall be entitled to continue to refrain from acting until (a) the right of adverse claimants shall have been finally settled by binding arbitration or finally adjudicated in a court in Orange County, Florida assuming and having jurisdiction of the Subscription Funds involved herein or affected hereby or (b) all differences shall have been adjusted by agreement and the Agent shall have been notified in writing of such agreement signed by the parties hereto. In the event of such disagreement, the Agent may, but need not, tender into the registry or custody of any court of competent jurisdiction in Orange County, Florida all money or property in the Agent's hands under the terms of this Agreement, together with such legal proceedings as the Agent deems appropriate and thereupon to be discharged from all further duties under this Agreement. The filing of any such legal proceeding shall not deprive the Agent of compensation earned prior to such filing. The Escrow Agent shall have no obligation to take any legal action in connection with this Agreement or towards its enforcement, or to appear in, prosecute or defend any action or legal proceeding which would or might involve the Agent in any cost, expense, loss or liability unless indemnification shall be furnished.

      (15) The Escrow Agent may resign for any reason, upon thirty (30) days written notice to the Company. Upon the expiration of such thirty (30) day notice period, the Escrow Agent may deliver all Subscription Funds and Unit Order Forms in possession under this Escrow Agreement to any successor Escrow Agent appointed by the Company, or if no successor Escrow Agent has been appointed, to any court of competent jurisdiction. Upon either such delivery, the Escrow Agent shall be released from any and all liability under this Escrow Agreement. A termination under this paragraph shall in no way change the terms of Paragraphs (14) and (16) affecting reimbursement of expenses, indemnity and fees.

      (16) The Escrow Agent will charge the Company for services hereunder a fee of $1,500, plus an additional fee of $5.00 for each check issued, $10.00 for each wire and $.50 for each photo copy necessitated in the performance of duties, with total fees for services not to exceed $2,500. All actual expenses and costs incurred by the Agent in performing obligations under this Escrow Agreement will be paid by the Company. All fees and expenses shall be paid on the Closing Date by the Company. Any subsequent fees and expenses will be paid by the Company upon receipt of invoice.

      (17) All notices and communications hereunder shall be in writing and shall be deemed to be duly given if sent by registered or certified mail, return receipt requested, to the respective addresses set forth herein. The Escrow Agent shall not be charged with knowledge of any fact, including but not limited to performance or non-performance of any condition, unless the Escrow Agent has actually received written notice thereof from the Company or its authorized representative clearly referring to this Escrow Agreement.

      (18) The rights created by this Escrow Agreement shall inure to the benefit of, and the obligations created hereby shall be binding upon the successors and assigns of the Escrow Agent and the parties hereto.

      (19) This Escrow Agreement shall be construed and enforced according to the laws of the State of Florida.

      (20) This Escrow Agreement shall terminate and the Escrow Agent shall be discharged of all responsibility hereunder at such time as the Escrow Agent shall have completed all duties hereunder.

      (21) This Escrow Agreement may be executed in several counterparts, which taken together shall constitute a single document.

      (22) This Escrow Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the transactions described herein and supersedes all prior agreements or understandings, written or oral, between the parties with respect thereto.

      (23) If any provision of this Escrow Agreement is declared by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

      (24) The Company shall provide the Escrow Agent with its Employer Identification Number as assigned by the Internal Revenue Service. Additionally, the Company shall complete and return to the Escrow Agent any and all tax forms or reports required to be maintained or obtained by the Escrow Agent.

      (25) The authorized signature of the Escrow Agent hereto is consent that a signed copy hereof may be filed with the various regulatory authorities of the State of Florida and with any Federal regulatory authorities.

IN AGREEMENT AND ACCEPTANCE OF THE INDEPENDENT BANKERS' BANK OF FLORIDA ESCROW AGREEMENT BETWEEN FLORIDA BUSINESS BANCGROUP, INC. (COMPANY), FOR THE PURPOSE OF ORGANIZING A FINANCIAL INSTITUTION TO BE KNOWN AS BAY CITIES BANK, AND THE INDEPENDENT BANKERS' BANK OF FLORIDA (ESCROW AGENT).

                                           FLORIDA BUSINESS BANCGROUP, INC.

                                           Address: 500 N. Westshore Boulevard,
                                                    Suite 1000
                                                    Tampa, Florida 33609
                                           Phone:   (813) 282-7242
ATTEST:

By:                                        By:
      -------------------------------            -------------------------------
                                                 Authorized Signature


Title:                                     Title:
      -------------------------------             ------------------------------
      (Type Name and Title)                       (Type Name and Title)


ATTEST:                                           ADDITIONAL AUTHORIZED SIGNER

By:                                        By:
      -------------------------------            -------------------------------
                                                 Authorized Signature


Title:                                     Title:
      -------------------------------             ------------------------------
      (Type Name and Title)                       (Type Name and Title)



(CORPORATE SEAL)

IN AGREEMENT AND ACCEPTANCE OF THE INDEPENDENT BANKERS' BANK OF FLORIDA ESCROW AGREEMENT BETWEEN FLORIDA BUSINESS BANCGROUP, INC. (COMPANY), FOR THE PURPOSE OF ORGANIZING A FINANCIAL INSTITUTION TO BE KNOWN AS BAY CITIES BANK, AND THE INDEPENDENT BANKERS' BANK OF FLORIDA (ESCROW AGENT).


                                           INDEPENDENT BANKERS' BANK OF FLORIDA

                                           Address: 109 E. Church Street
                                                    Suite BB
                                                    P.O. Box 4998
                                                    Orlando, FL  32802-4998
                                           Phone:   (407) 423-2002
                                           Fax:     (407) 843-4817
ATTEST:

By:                                        By:
      -------------------------------            -----------------------------------------
                                                 Authorized Signature


Title:                                     Title: James H. McKillop, Senior Vice President
      -------------------------------             ----------------------------------------
      (Type Name and Title)                       (Type Name and Title)



ATTEST:                                    ADDITIONAL AUTHORIZED SIGNER

By:                                        By:
      -------------------------------            -----------------------------------------
                                                 Authorized Signature


Title:                                     Title:
      -------------------------------             ----------------------------------------
      (Type Name and Title)                       (Type Name and Title)



(CORPORATE SEAL)


                                   APPENDIX C

                                 UNIT ORDER FORM

UNIT ORDER FORM &                               FLORIDA BUSINESS BANCGROUP, INC.
CERTIFICATION
                                           (Holding Company for Bay Cities Bank)

                              (OFFERING ORDER FORM)

Note: Please read the Stock Order Form Guide and Instructions on the back of this form before completion
--------------------------------------------------------------------------------


DEADLINE: The Offering began __________, 1998. A condition of the Offering is that the Minimum Offering (sale of 700,000 Units, each Unit consisting of one
(1) share of Common Stock and one (1) Warrant to purchase one (1) additional share of Common Stock for $10.00, must be completed on or before ______________, 1999, or the Offering will be terminated. If the minimum offering is consummated, the Offering will continue so long as shares remain available or until 5:00 p.m. Local Time, on November __, 1999, whichever occurs first, unless terminated by the Company beforehand.

--------------------------------------------------------------------------------
NUMBER OF UNITS
--------------------------------------------------------------------------------

      (1) Number of Units                   Price Per Unit                     (2) Total Amount Due

      -------------------                                                          ----------------
                                x                $10.00          =                 $
      -------------------                                                          ----------------

The minimum number of Units that may be subscribed for is 2,000. The maximum any individual and their Related Party may subscribe for in the Offering is 148,500 Units or 9.9% of the total number of shares outstanding following the completion of the Offering. See the Section entitled "THE OFFERING - General" on page 10 of the Prospectus dated __________, 1998.

--------------------------------------------------------------------------------
METHOD OF PAYMENT AND PURCHASER INFORMATION
--------------------------------------------------------------------------------

(3) [ ] Enclosed is a check, bank draft or money order payable to INDEPENDENT BANKERS' BANK OF FLORIDA FBO FBBI of $___________.

(4) [ ] Check here if you are a director or employee of FBBI or a member of such person's immediate family.

--------------------------------------------------------------------------------
STOCK REGISTRATION
--------------------------------------------------------------------------------

(5)   Form of stock ownership

      [ ] Individual             [ ] Uniform Transfer to Minors       [ ] Partnership
      [ ] Joint Tenants          [ ] Uniform Gift to Minors           [ ] Individual Retirement Account
      [ ] Tenants in Common      [ ] Corporation                      [ ] Fiduciary/Trust (Under Agreement Dated ________)

         ----------------------------------------------------------------------------- --------------------------------------------
         Name                                                                          Social Security or Tax I.D.
         ----------------------------------------------------------------------------- --------------------------------------------
         Name                                                                          Daytime Telephone
         -------------------------------------------------------- -----------------------------------------------------------------
         Street Address                                                                Evening Telephone
         ----------------------------------------------------------------------------- --------------------------------------------
         City                                State            Zip Code                 State of Residence
         ----------------------------------------------------------------------------- --------------------------------------------

Note: The Unit Order Form and Certification will constitute a binding subscription for the purchase of common stock of Florida Business BancGroup, Inc. according to its terms and the terms set forth in the Form of Acceptance.

================================================================================
   OFFICE USE                                    Batch #   _______

   Date Rec'd  ___/____/____                     Order #   ____________
   Check #     _____________                     Category  ____________
   Amount      $____________                     Initials  ____________
================================================================================

--------------------------------------------------------------------------------
NASD AFFILIATION (This section only applies to those individuals who meet the delineated criteria)
--------------------------------------------------------------------------------


[ ] Check here if you are a member of the National Association of Securities Dealers, Inc. ("NASD"), a person associated with an NASD member, a member of the immediate family of any such person to whose support such person contributes, directly or indirectly, or the holder of an account in which an NASD member or person associated with an NASD member has a beneficial interest. To comply with conditions under which an exemption from the NASD's Interpretation with Respect to Free-Riding and Withholding is available, you agree, if you have checked the NASD affiliation box: (1) not to sell, transfer or hypothecate the shares subscribed for herein for a period of three months following the issuance, and
(2) to report this subscription in writing to the applicable NASD member within one day of the payment therefor.

--------------------------------------------------------------------------------
ACKNOWLEDGMENTS
--------------------------------------------------------------------------------

1. By signing below, I acknowledge receipt of the Prospectus dated November __, 1998, and that I have reviewed all provisions therein. I understand that I may not change or revoke my order once it is received by FBBI. I also certify that this stock order is for my account and there is no agreement or understanding regarding any further sale or transfer of these shares.

2.   Under penalties of perjury, I further certify that:

     (i) the social security number or taxpayer identification number given above is correct; and
     (ii) I am not subject to backup withholding.

     If you have been notified by the Internal Revenue Service that you are subject to backup withholding because of under-reporting interest or dividends on your tax return, you must cross out Item (ii) above.

3. By signing below, I also acknowledge that I have not waived any rights under the Securities Act of 1933 and the Securities Exchange Act of 1934.

4 By signing below, I hereby represent to FBBI that the purchase of shares subscribed for complies with the "Purchase Limitation" set forth in the Prospectus dated __________, 1998.

5. By signing below, I certify that before purchasing the Common Stock of FBBI that I received a copy of the Prospectus dated, November __, 1998, which discloses the nature of the Common Stock being offered thereby and describes certain risks involved in an investment in the Common Stock under the heading "Risk Factors" beginning on page 6 of the Prospectus.


--------------------------------------------------------------------------------
SIGNATURE
--------------------------------------------------------------------------------

THIS FORM MUST BE SIGNED AND DATED. THIS ORDER IS NOT VALID IF THE UNIT ORDER FORM IS NOT SIGNED. YOUR ORDER WILL BE FILLED IN ACCORDANCE WITH THE PROVISIONS OF THE PROSPECTUS.

When purchasing as a custodian, corporate officer, etc.; include your full title. An additional signature is required only if payment is by withdrawal from an account that requires more than one signature to withdraw funds.

--------------------------------------------------------------------------------
Signature                     Title (if applicable)                 Date
--------------------------------------------------------------------------------
1.

--------------------------------------------------------------------------------
2.

--------------------------------------------------------------------------------
3.

--------------------------------------------------------------------------------

THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

                RETURN THIS FORM TO: Florida Business BancGroup, Inc.
                                     Attn: Stock Sales Center
                                     500 North Westshore Boulevard, Suite 1000
                                     Tampa, Florida 33622

FLORIDA
BUSINESS                                                   UNIT ORDER FORM GUIDE
BANCGROUP, INC.                                                 AND INSTRUCTIONS
--------------------------------------------------------------------------------
INSTRUCTIONS
--------------------------------------------------------------------------------

ITEMS 1 AND 2 - Fill in the number of Units that you wish to purchase and the total payment due. The amount due is determined by multiplying the number of Units by the Subscription Price of $10.00 per share. The minimum purchase is 2,000 Units. With the exception of the Organizers, the maximum amount any participant may purchase in the Offering is 148,500 Units in the Offering, or 9.9% of the total number of shares outstanding following the completion of the Offering, whichever is greater.

FBBI has reserved the right to reject any subscription received in the Offering, if any, in whole or in part.

ITEM 3 - Payment for shares may be made by check, bank draft or money order made payable to "INDEPENDENT BANKERS' BANK OF FLORIDA FBO FBBI." DO NOT MAIL CASH. Your funds will be returned promptly with interest if the Offering is terminated.

ITEM 5 - The stock transfer industry has developed a uniform system of shareholder registrations that we will use in the issuance of FBBI common stock. Print the name(s) in which you want the shares registered and the mailing address of the registration. Include the first name, middle initial and last name of the shareholder. Avoid the use of two initials. Please omit the words that do not affect ownership rights, such as "Mrs.," "Mr.," "Dr.," "special account," etc.

SEE YOUR LEGAL OR FINANCIAL ADVISOR IF YOU ARE UNSURE ABOUT THE CORRECT REGISTRATION OF YOUR STOCK AND WARRANTS.

INDIVIDUAL - The shares and warrants are to be registered in an individual's name only. You may not list beneficiaries for this ownership.

TENANTS IN COMMON - Tenants in common may also identify two or more owners. When shares/warrants are held by tenants in common, upon the death of one co-tenant, ownership of the shares/warrants will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. All parties must agree to the transfer or sale of shares held by tenants in common. You may not list beneficiaries for this ownership.

INDIVIDUAL RETIREMENT ACCOUNT - Individual Retirement Account ("IRA") holders may make unit purchases from their deposits through a pre-arranged "trustee-to-trustee" transfer. Shares may only be held in a self-directed IRA. Bay Cities Bank does not offer a self-directed IRA. Please contact the Stock Sales Center if you have any questions about your IRA account. There will be no early withdrawal or IRS penalties incurred in these transactions.

UNIFORM GIFT TO MINORS - For residents of many states, shares/warrants may be held in the name of a custodian for the benefit of a minor under the Uniform Transfers to Minors Act. For residents in other states, shares may be held in a similar type of ownership under the Uniform Gift to Minors Act of the individual states. For either type of ownership, the minor is the actual owner of the shares with the adult custodian being responsible for the investment until the child reaches legal age.

On the first line, print the first name, middle initial and last name of the custodian, with the abbreviation "CUST" and "Unif Tran Min Act" or "Unif Gift Min Act" after the name. Print the first name, middle initial and last name of the minor on the second "NAME" line. Standard U.S. Postal Service state abbreviations should be used to describe the appropriate state. For example, shares held by John Doe as custodian for Susan Doe under the Ohio Transfer to Minors Act will be abbreviated John Doe, CUST Susan Doe Unif Tran Min Act. OH. USE THE MINOR'S SOCIAL SECURITY NUMBER. Only one custodian and one minor may be designated.



                                     (Front)

JOINT TENANTS - Joint Tenants with right of survivorship identifies two or more owners. When shares/warrants are held by joint tenants with rights of survivorship, ownership automatically passes to the surviving joint tenant(s) upon the death of any joint tenant. You may not list beneficiaries for this ownership.

CORPORATION/PARTNERSHIP - Corporations/Partnerships may purchase Units. Please provide the Corporation's/Partnership's legal name and Tax I.D.

FIDUCIARY/TRUST - Generally, fiduciary relationships (such as trusts, estates, guardianships, etc.) are established under a form of trust agreement or pursuant to a court order. Without a legal document establishing a fiduciary relationship, your shares/warrants may not be registered in a fiduciary capacity.

On the first "NAME" line, print the first name, middle initial and last name of the fiduciary if the fiduciary is an individual. If the fiduciary is a corporation, list the corporate title on the first "NAME" line. Following the name, print the fiduciary "title" such as trustee, executor, personal representative, etc.

On the second "NAME" line, print either the name of the maker, donor or testator OR the name of the beneficiary. Following the name, indicate the type of legal document establishing the fiduciary relationship (agreement, court order, etc.). In the blank after "Under Agreement Dated," fill in the date of the document governing the relationship. The date of the document need not be provided for a trust created by a will.

An example of fiduciary ownership of stock in the case of a trust is: "John D. Smith, Trustee for Thomas A. Smith Trust Under Agreement Dated June 9, 1987."

--------------------------------------------------------------------------------
DEFINITION OF ASSOCIATE
--------------------------------------------------------------------------------

A person's Associates consist of the following: (a) any corporation or other organization (other than Florida Business BancGroup, Inc. ["FBBI"], Bay Cities Bank ["Bank"], or a majority owned subsidiary of the Bank) of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities; (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not in include any tax-qualified employee stock benefit plan of FBBI or the Bank in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or any relative of such person, who either has the same home as such person or who is a director or officer of FBBI or the Bank or any of their subsidiaries.

--------------------------------------------------------------------------------
NON-TRANSFERABILITY OF RIGHTS
--------------------------------------------------------------------------------

Subscription rights are not transferable. If you are a qualified shareholder, to protect your priority over other purchasers as described in the Prospectus, you must take ownership in at least one of the account holder's names. Enter the Social Security or Tax I.D. number of one registered owner. This registered owner must be listed on the first "NAME" line. BE SURE TO INCLUDE YOUR TELEPHONE NUMBER BECAUSE WE WILL NEED TO CONTACT YOU IF WE CANNOT EXECUTE YOUR ORDER AS GIVEN. Review the Stock Ownership Guide and refer to the instructions for Uniform Gift to Minors/Uniform Transfer to Minors and Fiduciaries.

                   STOCK AND WARRANT CERTIFICATE REGISTRATION
                                  INSTRUCTIONS
--------------------------------------------------------------------------------
Name:
--------------------------------------------------------------------------------

Additional Name if Tenant in Common, Joint Tenant or Tenants by the Entireties (see below): _________________

--------------------------------------------------------------------------------

Mailing Address:
                ----------------------------------------------------------------

                ----------------------------------------------------------------

Social Security Number or other Taxpayer Identification Number:
                                                                ----------------

Number of Shares to be registered in above name(s):
                                                   -----------------------------

Legal form of ownership:

     ___ Individual                ___ Joint Tenants with Rights of Survivorship
     ___ Tenants in Common         ___ Uniform Gift to Minors
     ___ Tenants by the Entirety   ___ Other ______________________
         (Husband and wife only)


                       INFORMATION AS TO BANKING INTERESTS


1. As a prospective shareholder I would be interested in the following services checked below:

                                                                          PERSONAL                 BUSINESS
         (a)      Checking Account                                          ___                       ___
         (b)      Savings Account                                           ___                       ___
         (c)      Certificates of Deposit                                   ___                       ___
         (d)      Individual Retirement Accounts                            ___                       ___
         (e)      Checking Account Overdraft Protection                     ___                       ___
         (f)      Commercial Cash Management Services                                                 ___
         (g)      Consumer Loans (Auto, etc.)                               ___                       ___
         (h)      Commercial Loans                                                                    ___
         (i)      Equity Line of Credit                                     ___                       ___
         (j)      Commercial Mortgage Loans                                                           ___
         (k)      Residential Mortgage Loans                                ___                       ___
         (l)      Revolving personal Credit Line                            ___                       ___
         (m)      Safe Deposit Box                                          ___                       ___
         (n)      Automatic Teller Machines (ATM's)                         ___                       ___
         (o)      Debit Card                                                ___                       ___
         (p)      Visa/MasterCard                                           ___                       ___
         (q)      Future Trust Services                                     ___                       ___

2. I would like our new bank to provide the following additional services:

   ----------------------------------------------------------------------------

   ----------------------------------------------------------------------------

                               FORM OF ACCEPTANCE


                        FLORIDA BUSINESS BANCGROUP, INC.
                           500 N. WESTSHORE BOULEVARD
                                   SUITE 1000
                              TAMPA, FLORIDA 33609



Dear Subscriber:

      Florida Business BancGroup, Inc. ("Company"), acknowledges receipt of your order for _______ Units, each consisting of one Share of its $0.01 par value Common Stock and one Warrant to purchase one share of Common Stock and your check in the amount of $________________.

      The Company hereby accepts your order for the purchase of _________ Units, for an aggregate amount of $______________, effective as of the date of this letter.

      YOUR STOCK CERTIFICATE(S) REPRESENTING SHARES OF COMMON STOCK DULY AUTHORIZED AND FULLY PAID ALONG WITH YOUR WARRANT CERTIFICATE WILL BE ISSUED TO YOU AS SOON AS PRACTICABLE AFTER ALL SUBSCRIPTION FUNDS ARE RELEASED TO THE COMPANY FROM THE SUBSCRIPTION ESCROW ACCOUNT, AS DESCRIBED IN THE UNIT ORDER FORM EXECUTED BY YOU AND IN THE PROSPECTUS WHICH YOU HAVE BEEN FURNISHED. IN THE EVENT THAT: (I) THE OFFERING IS CANCELED; OR (II) THE MINIMUM NUMBER OF SUBSCRIPTIONS (700,000 UNITS) IS NOT OBTAINED; OR (III) THE COMPANY SHALL NOT HAVE RECEIVED APPROVAL FROM THE FEDERAL RESERVE TO BECOME A BANK HOLDING COMPANY; OR (IV) THE BANK SHALL NOT HAVE RECEIVED FINAL CHARTER APPROVAL FROM THE FLORIDA COMPTROLLER AND APPROVAL FOR DEPOSIT INSURANCE FROM THE FEDERAL DEPOSIT INSURANCE CORPORATION, YOUR SUBSCRIPTION FUNDS WILL BE RETURNED TO YOU, TOGETHER WITH ANY PRO RATA PORTION OF INTEREST EARNED THEREON, IF ANY, AS DESCRIBED IN THE PROSPECTUS.

      If this acceptance is for a lesser number of Units than that number ordered by you as indicated in your Unit Order Form, your payment for Units in excess of the number of Units accepted hereby will be refunded to you by mail, without interest, within ten (10) days of the date hereof.

                                          Very truly yours,

                                          FLORIDA BUSINESS BANCGROUP, INC.



                                          By:
                                             -----------------------------------
                                             President & Chief Executive Officer

=======================================     =======================================
     NO DEALER, SALESPERSON OR OTHER
PERSON HAS BEEN AUTHORIZED TO GIVE
ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS, OTHER THAN THOSE                    MINIMUM 700,000 UNITS
CONTAINED IN THIS PROSPECTUS, AND, IF               MAXIMUM 1,500,000 UNITS
GIVEN OR MADE, SUCH OTHER INFORMATION
OR REPRESENTATIONS MUST NOT BE RELIED
UPON AS HAVING BEEN AUTHORIZED BY THE
COMPANY. THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER TO SELL OR AN
OFFER TO BUY, ANY SECURITIES OTHER
THAN THE UNITS TO WHICH IT RELATES,                          LOGO
OR ANY OFFER OF SUCH UNITS TO ANY
PERSON IN ANY STATE OR OTHER
JURISDICTION IN WHICH SUCH OFFER IS
UNLAWFUL. NEITHER THE DELIVERY OF
THIS PROSPECTUS NOR ANY SALE MADE
HEREUNDER SHALL UNDER ANY
CIRCUMSTANCES CREATE ANY IMPLICATION
THAT THERE HAS BEEN NO CHANGE IN THE
AFFAIRS OF THE COMPANY SINCE THE DATE
HEREOF OR THAT INFORMATION CONTAINED
HEREIN IS CORRECT AS OF ANY TIME
SUBSEQUENT TO ANY OF THE DATES AS OF
OFFERS OR SALES ARE BEING MADE
HEREUNDER, THE COMPANY IS REQUIRED TO
UPDATE THE PROSPECTUS TO REFLECT ANY
FACTS OR EVENTS ARISING AFTER THE
EFFECTIVE DATE OF THE REGISTRATION
STATEMENT FILED WITH THE SECURITIES AND
EXCHANGE COMMISSION WHICH REPRESENT
A FUNDAMENTAL CHANGE IN THE INFORMATION
SET FORTH IN THE REGISTRATION STATEMENT.

     UNTIL                   1999, ALL
DEALERS EFFECTING TRANSACTIONS IN THE
UNITS, WHETHER OR NOT PARTICIPATING
IN THIS DISTRIBUTION, MAY BE REQUIRED
TO DELIVER A PROSPECTUS.  THIS
DELIVERY REQUIREMENT IS IN ADDITION
TO THE OBLIGATION OF DEALERS TO
DELIVER A PROSPECTUS WHEN ACTING AS
UNDERWRITERS AND WITH RESPECT TO
THEIR UNSOLD ALLOTMENTS OR                    FLORIDA BUSINESS BANCGROUP, INC.
SUBSCRIPTIONS.                              a proposed Bank Holding Company for
--------------------------------------        Bay Cities Bank, Tampa, Florida
                                             (a proposed State-Chartered Bank)
          TABLE OF CONTENTS

PROSPECTUS SUMMARY....................
RISK FACTORS..........................
THE COMPANY...........................
TERMS OF THE OFFERING.................      EACH UNIT CONSISTS OF ONE SHARE OF
USE OF PROCEEDS.......................             COMMON STOCK AND ONE
DIVIDEND POLICY.......................             WARRANT TO PURCHASE
MANAGEMENT'S DISCUSSION AND ANALYSIS             ADDITIONAL COMMON STOCK
    OF FINANCIAL CONDITION AND RESULTS
    OF OPERATIONS.....................
BUSINESS OF THE COMPANY...............
BUSINESS OF THE BANK..................
REGULATION AND SUPERVISION............
ORGANIZERS AND PRINCIPAL SHAREHOLDERS.
MANAGEMENT............................
ARTICLES OF INCORPORATION - SUMMARY...
LEGAL PROCEEDINGS.....................
LEGAL MATTERS.........................
EXPERTS...............................
ADDITIONAL INFORMATION................
INDEX TO FINANCIAL STATEMENTS.........
                                                      ------------------
APPENDIX A - ARTICLES OF INCORPORATION                    PROSPECTUS
APPENDIX B - ESCROW AGREEMENT                         ------------------
APPENDIX C - STOCK ORDER FORM


                                                      December ___, 1998
=======================================     =======================================

                                    PART-II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24: INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As provided under Florida law, the Company's Directors shall not be personally liable to the Company or its stockholders for monetary damages for breach of duty of care or any other duty owed to the Company as a director, unless the breach of or failure to perform those duties constitutes: (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful, or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director received an improper personal benefit; (iii) for unlawful corporate distributions; or (iv) an act or omission which involves a conscious disregard for the best interests of the Corporation or which involves willful misconduct; or (v) an act of recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

     Article VII of the Company's Articles of Incorporation provides that the Company shall indemnify its directors, officers, employees, and agents to the fullest extent permitted by Florida law.

ITEM 25: OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses expected to be incurred in connection with the issuance and distribution of the securities being registered, other than the underwriting discounts and commissions, if any. All of the amounts shown are estimated except for the registration fees of the SEC.


     SEC Registration Fees .......................................   $8,850

     Blue Sky Registration Fees & Expenses .......................    5,000

     Legal fees and expenses .....................................   20,000

     Accounting Fees .............................................    2,000

     Printing and Engraving expenses .............................    2,700

     Miscellaneous ...............................................    5,000
                                                                    -------

                          Total ..................................  $43,550
                                                                    =======

ITEM 26:  RECENT SALES OF UNREGISTERED SECURITIES.


     During the organizational phase of the Company, and in order to meet the net worth requirements of a Florida issuer, the Company issued 3,900 shares of Preferred Stock in a private Offering to its directors for $100.00 per share.

ITEM 27: EXHIBITS AND FINANCIAL STATEMENT SCHEDULES



   Exhibit                                                           Sequentially
   Number                                                            Numbered Page
   --------                                                          --------------
    +* 3.1    Articles of Incorporation and Amended Articles of
              Incorporation of Florida Business BancGroup, Inc.

     * 3.2    By-Laws of Florida Business BancGroup, Inc.

     * 4.1    Specimen Common Stock Certificate.

     * 4.2    Specimen Warrant Certificate.

   ++* 4.3    Escrow Agreement with Independent Bankers'
              Bank of Florida.

     * 4.4    Warrant Plan.

     * 5.1 Opinion of Igler & Dougherty, P.A., regarding legality of shares.

      10.1 Employment Agreement between the Company and Timothy A. McGuire.

      10.2    Lease Agreement for Temporary Office.

     *21.0    Subsidiaries of Florida Business BancGroup, Inc.

     *23.1    Consent of Igler & Dougherty, P.A.

      23.2    Consent of Hacker, Johnson, Cohen & Grieb

     *24      Power of Attorney

      27      Financial Data Schedule

     *99.1    Letter to Prospective Investor

  +++*99.2    Unit Order Form





* Denotes previously EDGAR filed as part of this Registration Statement, File No. 333-62101.
+    (Incorporated within as Appendix A of Prospectus)
++   (Incorporated within as Appendix B of Prospectus)
+++  (Incorporated within as Appendix C of Prospectus)

ITEM 28.   UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424[b] of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (c) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms different from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 24th day of November, 1998.

                         FLORIDA BUSINESS BANCGROUP, INC



                         By: /s/ * Timothy A. McGuire
                             ---------------------------------------------------
                             Timothy A. McGuire
                             Director, President and Principal Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Form SB-2 Registration Statement has been signed by the following persons in the capacities and as of the dates indicated:


       SIGNATURE                       TITLE                         DATE
------------------------     ---------------------------      -----------------

/s/ * Timothy A. McGuire      Chairman of the Board and       November 24, 1998
------------------------       Chief Executive Officer
A. Bronson Thayer

/s/ * Timothy A. McGuire      Director, President, and        November 24, 1998
------------------------     Principal Financial Officer
Timothy A. McGuire

/s/ * Timothy A. McGuire              Director                November 24, 1998
------------------------
Monroe E. Berkman

/s/ * Timothy A. McGuire              Director                November 24, 1998
------------------------
John C. Bierley

/s/ * Timothy A. McGuire              Director                November 24, 1998
------------------------
Troy A. Brown, Jr.

                                      Director                November __, 1998
------------------------
Frank G. Cisneros

                                      Director                November __, 1998
------------------------
Lawrence H. Dimmitt, III

/s/ * Timothy A. McGuire              Director                November 24, 1998
------------------------
Eric M. Newman

                                      Director                November __, 1998
------------------------
Chris A. Peifer

*  Pursuant to Power of Attorney filed September 30, 1998, authorizing
   A. Bronson Thayer and Timothy A. McGuire, or either of them, as the true and lawful attorneys-in-fact to sign all amendments to the Form SB-2 Registration Statement.

                                 EXHIBIT INDEX
                                   FORM SB-2


   Exhibit                                                           Sequentially
   Number                                                            Numbered Page
   --------                                                          --------------
    +* 3.1    Articles of Incorporation and Amended Articles of
              Incorporation of Florida Business BancGroup, Inc.

     * 3.2    By-Laws of Florida Business BancGroup, Inc.

     * 4.1    Specimen Common Stock Certificate.

     * 4.2    Specimen Warrant Certificate.

   ++* 4.3    Escrow Agreement with Independent Bankers'
              Bank of Florida.

     * 4.4    Warrant Plan.

     * 5.1 Opinion of Igler & Dougherty, P.A., regarding legality of shares.

      10.1 Employment Agreement between the Company and Timothy A. McGuire.

      10.2    Lease Agreement for Temporary Office.

     *21.0    Subsidiaries of Florida Business BancGroup, Inc.

     *23.1    Consent of Igler & Dougherty, P.A.

      23.2    Consent of Hacker, Johnson, Cohen & Grieb

     *24      Power of Attorney

      27      Financial Data Schedule

     *99.1    Letter to Prospective Investor

  +++*99.2    Unit Order Form




---------------------

* Denotes previously EDGAR filed as part of this Registration Statement, File No. 333-62101.
+    (Incorporated within as Appendix A of Prospectus)
++   (Incorporated within as Appendix B of Prospectus)
+++  (Incorporated within as Appendix C of Prospectus)